    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996



                                                      REGISTRATION NO. 333-10675

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         FAMOUS DAVE'S OF AMERICA, INC.
                 (Name of Small Business Issue in its Charter)

          MINNESOTA                         5812                         41-1782300
(State or other jurisdiction    (Primary standard industrial          (I.R.S. Employer
      of incorporation)          classification code number)       Identification Number)



                   12700 INDUSTRIAL PARK BOULEVARD, SUITE 60


                          MINNEAPOLIS, MINNESOTA 55441

                                 (612) 557-5798
         (Address and Telephone Number of Principal Executive Offices)

                   DAVID W. ANDERSON, CHIEF EXECUTIVE OFFICER
                         FAMOUS DAVE'S OF AMERICA, INC.

                   12700 INDUSTRIAL PARK BOULEVARD, SUITE 60

                          MINNEAPOLIS, MINNESOTA 55441
                                 (612) 557-5798
           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:


             WILLIAM MOWER, ESQ.                           GIRARD P. MILLER, ESQ.
       MASLON EDELMAN BORMAN & BRAND,                  DOHERTY, RUMBLE & BUTLER, P.A.
A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP               150 SOUTH FIFTH STREET
             3300 NORWEST CENTER                                 SUITE 3500
        MINNEAPOLIS, MINNESOTA 55402                    MINNEAPOLIS, MINNESOTA 55402
               (612) 672-8200                                  (612) 340-5555
             FAX (612) 672-8397                              FAX (612) 340-5584


    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


       TITLE OF EACH CLASS                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
         OF SECURITIES TO              AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
          BE REGISTERED               REGISTERED(1)        PER UNIT(2)        OFFERING PRICE     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Units each consisting of one share
  of Common Stock, $.01 par value,
  and one Class A Warrant to
  purchase one share of Common
  Stock...........................  2,645,000 Units(3)        $6.50            $17,192,500         $5,928.45(4)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(5)...   2,645,000 Shares         $8.50            $22,482,500         $7,752.59(4)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 415 under the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may become issuable upon exercise of Class A Warrants.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3) Includes 345,000 Units subject to an option granted to the Underwriter to cover over-allotments, if any.


(4) A registration fee aggregating $11,500 was previously paid to the Commission in connection with the Company's August 23, 1996 filing of the Registration Statement, leaving a balance of $2,181.04 to be paid herewith.



(5) Issuable upon exercise of the Class A Warrants.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FAMOUS DAVE'S OF AMERICA, INC.
                             CROSS REFERENCE SHEET
                              PURSUANT TO RULE 404

                  ITEM NUMBER IN                                     CAPTION OR
            FORM SB-2 AND TITLE OF ITEM                        LOCATION IN PROSPECTUS
---------------------------------------------------   ----------------------------------------
  Item 1.  Front of Registration Statement and
           Outside Front Cover of Prospectus.......   Front of the Registration Statement and
                                                      Outside Front Cover Page of the
                                                      Prospectus
  Item 2.  Inside Front and Outside Back Cover
           Pages of Prospectus.....................   Inside Front and Outside Back Cover
                                                      Pages of Prospectus; Additional
                                                      Information
  Item 3.  Summary Information and Risk Factors....   Prospectus Summary; Risk Factors
  Item 4.  Use of Proceeds.........................   Use of Proceeds
  Item 5.  Determination of Offering Price.........   Outside Front Cover Page; Risk Factors;
                                                      Underwriting
  Item 6.  Dilution................................   Risk Factors; Dilution
  Item 7.  Selling Security Holders................   Not applicable
  Item 8.  Plan of Distribution....................   Outside Front Cover Page; Underwriting
  Item 9.  Legal Proceedings.......................   Business
 Item 10.  Directors, Executive Officers, Promoters
           and Control Persons.....................   Management
 Item 11.  Security Ownership of Certain Beneficial
           Owners and Management...................   Principal Shareholders
 Item 12.  Description of Securities...............   Prospectus Summary; Dividend Policy;
                                                      Description of Securities
 Item 13.  Interest of Named Experts and Counsel...   Legal Matters; Experts
 Item 14.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.............................   Underwriting
 Item 15.  Organization Within Last Five Years.....   Business; Management's Discussion and
                                                      Analysis of Financial Condition and
                                                      Results of Operations; Certain
                                                      Transactions
 Item 16.  Description of Business.................   Business
 Item 17.  Management's Discussion and Analysis or
           Plan of Operation.......................   Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations
 Item 18.  Description of Property.................   Business
 Item 19.  Certain Relationships and Related
           Transactions............................   Certain Transactions
 Item 20.  Market for Common Equity and Related
           Stockholder Matters.....................   Outside Front Cover Page of Prospectus;
                                                      Risk Factors; Description of Securities;
                                                      Underwriting
 Item 21.  Executive Compensation..................   Management
 Item 22.  Financial Statements....................   Financial Statements
 Item 23.  Changes in and Disagreements with
           Accountants on Accounting and Financial
           Disclosure..............................   Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION; DATED OCTOBER 1, 1996

                               Famous Dave's Logo

                         FAMOUS DAVE'S OF AMERICA, INC.

                                2,300,000 UNITS



                 Consisting of 2,300,000 Shares of Common Stock


                   and 2,300,000 Redeemable Class A Warrants

                           -------------------------


     Famous Dave's of America, Inc. (the "Company") is offering 2,300,000 units (the "Offering"), each unit consisting of one share of Common Stock (a "Share") and one redeemable Class A Warrant at an initial public offering price of $6.50 per unit (a "Unit"). The Class A Warrants are immediately exercisable and, commencing ten trading days after the Effective Date (as hereinafter defined), transferable separate from the Common Stock. Each Class A Warrant entitles the holder to purchase at any time until four years following the date that the Registration Statement relating to this Prospectus has been declared effective by the Securities and Exchange Commission (the "Effective Date"), one share of Common Stock at an exercise price of $8.50 per warrant, subject to adjustment. The Class A Warrants are subject to redemption by the Company for $.01 per warrant at any time 90 days after the Effective Date, on 30 days' written notice, provided that the average closing bid price of the Common Stock exceeds 120% of the Exercise Price (subject to adjustment) for any 10 consecutive trading days prior to such notice. See "Description of Securities."


    Prior to this Offering, there has been no market for the Company's securities. See "Underwriting" for information relating to the factors considered in determining the Price to Public. The Company has applied for listing its Common Stock, Class A Warrants and Units on the Nasdaq SmallCap Market under the symbols DAVE, DAVEW, and DAVEU, respectively.
                           -------------------------

      THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" ON PAGE 11.
                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE. THESE ARE SPECULATIVE
               SECURITIES.



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                    UNDERWRITING         PROCEEDS TO
                                            PRICE TO PUBLIC         DISCOUNT(1)           COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Unit.................................         $6.50                $0.52                 $5.98
-----------------------------------------------------------------------------------------------------------
Total (3)(4).............................      $14,950,000           $1,196,000           $13,754,000
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------



(1) The Underwriter will receive a sales commission equal to 8% of the Total Price to Public from the sale of the Units. The Company has also agreed to pay the Underwriter a nonaccountable expense allowance equal to 2% of the Total Price to Public. The Company has also agreed to sell to the Underwriter, for nominal consideration, a 5-year warrant to purchase up to 230,000 shares at 140% of the Price to Public (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."


(2) Before deducting expenses of the offering estimated at $220,000, which does not include the 2% nonaccountable expense allowance described in Note 1 above and assumes no exercise of the Underwriter's over-allotment option.


(3) The Underwriter has been granted a 45-day option to purchase up to 345,000 additional Units from the Company for the purpose of covering over-allotments. If the Underwriter purchases all of the Units under the over-allotment option, the Total Price to Public, Total Underwriting Discount and Total Proceeds to Company will be $17,192,500, $1,375,400 and $15,817,100, respectively. See "Underwriting."


(4) At the request of the Company, up to 15% of the Units offered hereby may be reserved for sale to persons designated by the Company at the Price to Public.

    The Units are offered by the Underwriter, subject to receipt and acceptance by it, its right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates representing the Units
will be made on or about             , 1996 in Minneapolis, Minnesota.

                           RJ Steichen & Company Logo

           The date of this Prospectus is                    , 1996.

[Narrative description of photographs that appear on the inside front cover page of prospectus]

Picture #1 -- In the foreground of this photograph taken inside the Company's
              Linden Hills Unit, David W. Anderson, the Chairman and Chief Executive Officer of the Company, is holding a large three-dimensional version of Wilbur(TM), the pink pig which is one of the Company's trademarks, behind a display of the Company's barbecued ribs, corn on the cob and wedges of watermelon. In the background can be seen the whimsically decorated counter where diners order their meals. Caption: "Famous Dave and Wilbur."

Picture #2 -- A photograph of the exterior of the Company's Roseville Unit taken at dusk. Caption: "Exceptional locations."

Picture #3 -- A photograph of two stainless-steel smoking ovens filled with ribs, beef brisket and chicken under a sign which reads, "Famous Dave's BBQ Pit." Caption: "Slow-smoked over smoldering-hickory."

Picture #4 -- An up-close photograph of steaming ribs over a flaming barbecue pit. Caption: "Award winning ribs made us famous."

Picture #5 -- A photograph of one of the Company's popular family-size entrees, the "garbage can lid," featuring a real garbage can lid loaded with ribs, herb-roasted chicken, fried chicken, beef brisket, french fries, corn bread muffins, and bowls of cole slaw and "Wilbur"(TM) beans, flanked by a bottle of Famous Dave's BBQ Sauce. Caption: "A mouth watering all-American feast."

Picture #6 -- A photograph of the interior of the Company's Linden Hills Unit which shows the typical roadhouse decor, with red and white plaid oilcloth tablecloths, casually mismatched wooden chairs, wooden floor, weathered barn timber walls, items of Americana from the '20s and '30s on the walls along with painted murals, and red and white gingham plaid cafe curtains. Caption: "Interiors are warm and friendly."


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK, THE CLASS A WARRANTS AND/OR THE UNITS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of Class A Warrants offered hereby or of the Underwriter's over-allotment option. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY


     The business of Famous Dave's of America, Inc. (the "Company") is to develop, own and operate American roadhouse-style barbeque restaurants under the name "Famous Dave's Bar-B-Que Shack." The Company presently owns and operates three restaurants, one located in the Linden Hills neighborhood of Minneapolis (the "Linden Hills Unit"), one in Roseville, Minnesota (the "Roseville Unit") and the third in Calhoun Square in Minneapolis (the "Calhoun Blues Joint" and, collectively with the Linden Hills and Roseville Units, the "Existing Units"). The Calhoun Blues Joint opened in early September 1996 and features live blues music during certain evenings and an authentic Chicago blues decor. The Company is planning to develop three additional restaurants, to be located in Minnetonka, Minnesota (the "Minnetonka Unit"), on West 7th Street near the Highland Park area of St. Paul (the "Highland Park Unit") and in Maple Grove, Minnesota (the "Maple Grove Unit"). These three additional units are expected to open in the first half of 1997.



     While the Company's primary theme for its restaurants is the roadhouse-style decor, various other themes have been identified and developed. The Linden Hills and Roseville Units were designed to be reminiscent of roadhouse-style barbeque "joints." The Company's nostalgic roadside shack theme is promoted by the abundant use of rustic antiques and items of Americana from the '20s and '30s. Two additional themes have been developed, including the larger Calhoun Blues Joint with live blues music several nights a week, and a north woods lodge decor. Consistent in all themes is the use of recorded or live blues music and award-winning barbeque.


     Each restaurant features an assortment of menu items, such as hickory-smoked St. Louis-style spareribs, Texas beef brisket, herb-roasted chicken, barbeque sandwiches, and char-grilled burgers, as well as honey-buttered corn bread, potato salad, cole slaw and "Wilbur"(TM) beans. Homemade desserts, including Famous Dave's homemade bread pudding, Kahlua(TM) brownies and strawberry shortcake, are a specialty. The Company's Famous Dave's BBQ Sauces, which are provided in four regional variations (Rich-N-Sassy(TM), Texas Pit(TM), Georgia Mustard(TM) and Hot Stuff(TM)), represent signature items for the Company.


     The Company opened the Linden Hills Unit, a 2,900-square-foot facility with approximately 60 indoor and 40 patio seats, in June 1995 in the primarily residential Linden Hills neighborhood of south Minneapolis. The Company opened its second restaurant, a 4,800-square-foot facility with approximately 100 seats, in suburban Roseville, Minnesota, in June 1996. The Calhoun Blues Joint, an approximately 250-seat, 10,500-square-foot live blues music facility, opened in Calhoun Square in the Uptown area of Minneapolis in September 1996. Three additional restaurants are being planned for development in the Minneapolis/St. Paul area which are scheduled to open in the first half of 1997.



     The Company was incorporated in March 1994 as a Minnesota corporation. Its executive offices are located at 12700 Industrial Park Boulevard, Suite 60, Minneapolis, Minnesota 55441 and its telephone number is 612-557-5798.

                                  THE OFFERING


Securities Offered............   2,300,000 Units, each Unit consisting of one
                                 share of Common Stock and one redeemable Class
                                 A Warrant at an initial public offering price of $6.50 per Unit. Each Class A Warrant is immediately exercisable and, commencing ten trading days after the Effective Date, transferable separately from the Common Stock.
                                 Each Class A Warrant entitles the holder to purchase at any time until four years after the Effective Date, one share of Common Stock at an exercise price of $8.50 per Warrant, subject to adjustment. The Class A Warrants are subject to redemption by the Company for $.01 per Warrant at any time 90 days after the Effective Date, on 30 days written notice, provided that the average closing bid price of the Common Stock exceeds 120% of the Exercise Price (subject to adjustment) for any 10 consecutive trading days prior to such notice.


Common Stock Outstanding
  Before this Offering........   3,356,250 shares


Common Stock Outstanding
  After this Offering.........   5,656,250 shares(1)



Proposed Nasdaq SmallCap
Market Symbols:

  Common Stock................   DAVE
  Warrants....................   DAVEW
  Units.......................   DAVEU


Use of Proceeds...............   The Company intends to utilize the proceeds to
                                 develop and open as few as five or as many as ten new units. The Company intends to apply the balance of the net proceeds, if any, for working capital purposes.

-------------------------

(1) Does not include (i) 345,000 Units subject to the Underwriter's over-allotment option; (ii) 230,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 140% of the Price to Public; (iii) 2,300,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $8.50 per warrant; (iv) 700,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option and Compensation Plan, of which 338,000 have been granted; and (v) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $4.33 per share.

                         SUMMARY FINANCIAL INFORMATION

                                             MARCH 14, 1994                       TWENTY-SIX WEEKS ENDED
                                             (INCEPTION) TO     YEAR ENDED     ----------------------------
                                              DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                1994(1)          1995(1)        1995(1)      JUNE 30, 1996
                                             --------------    ------------    ----------    --------------
STATEMENT OF OPERATIONS DATA:
Sales.....................................     $        0       $  481,510     $   23,601      $1,015,856
Cost of sales.............................              0          169,789         13,278         336,600
                                               ----------       ----------     ----------      ----------
  Gross profit............................              0          311,721         10,323         679,256
Restaurant operating expenses.............              0          302,217         45,991         391,232
Depreciation and amortization.............              0           17,009          2,000          36,289
General, administrative and development...              0          332,331         57,040         634,460
Other (income) expense....................              0          (33,646)             0           5,477
                                               ----------       ----------     ----------      ----------
  Net loss................................     $        0       $ (306,190)    $  (94,708)     $ (388,202)
                                               ==========       ==========     ==========      ==========
Net loss per share........................     $     0.00       $    (0.14)    $    (0.04)     $    (0.18)
                                               ==========       ==========     ==========      ==========
Shares used in per share calculation......      2,135,417        2,135,417      2,135,417       2,135,417
                                               ==========       ==========     ==========      ==========


                                                                            JUNE 30, 1996
                                                           ------------------------------------------------
                                                                             PROFORMA        PROFORMA AS
                                                              ACTUAL           (2)         ADJUSTED(2)(3)
                                                           ------------     ----------    -----------------
BALANCE SHEET DATA:
Working capital (deficiency)..........................     $ (2,239,340)    $1,965,660       $15,282,984
Total assets..........................................        3,511,524      7,716,524        20,951,524
Total liabilities.....................................        3,205,916      3,205,916         3,205,916
Accumulated deficit...................................         (694,392)      (694,392)         (694,392)
Stockholders' equity..................................          305,608      4,510,608        17,745,608


-------------------------
(1) The Company began operations at the Linden Hills Unit in June 1995. Prior to such time, the Company had no operations.

(2) Assumes completion on June 30, 1996 of the sale of 1,356,250 shares of Common Stock at $3.50 per share for net proceeds of approximately $4,200,000 that actually occurred in July 1996.


(3) As adjusted for the sale of the Units offered hereby and the anticipated application of the net proceeds therefrom. Does not include: (i) 345,000 Units subject to the Underwriter's over-allotment option; (ii) 230,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 140% of the Price to Public; (iii) 2,300,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $8.50 per warrant; (iv) 700,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option and Compensation Plan, of which 338,000 have been granted; and (v) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $4.33 per share.

                                  RISK FACTORS

     An investment in the Units offered hereby is highly speculative and involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating the Company, its business and prospects before purchasing the Units.

LACK OF PROFITABILITY; LACK OF OPERATING HISTORY


     The Company opened its first restaurant in June 1995. The Company had a net loss of $388,202 during the 26 weeks of operations ended June 30, 1996, and a net loss of $306,190 for the year ended December 31, 1995. The Company had a working capital deficit of $2,239,340 and an accumulated deficit of $694,392 at June 30, 1996. Prior to the opening of the Linden Hills Unit, the Company had no operations or revenues. Accordingly, the Company's operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of operating history. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. There can be no assurance that future operations of such restaurants, or any future restaurants, will be profitable. Future revenues and profits, if any, will depend upon various factors, including the market acceptance of the Company's roadhouse and other concepts, the quality of restaurant operations, and general economic conditions. Frequently, restaurants, particularly theme-oriented restaurants, experience a decline of revenue growth or of actual revenues as the restaurant's "initial honeymoon" period expires and consumers tire of the related theme. There is no assurance that the Company can operate profitably or that it will successfully implement its expansion plans, in which case the Company will continue to be dependent on the revenues of the Existing Units. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.


LIMITED MANAGEMENT EXPERIENCE/NEED FOR ADDITIONAL MANAGEMENT

     The success of the Company will depend upon the Company's ability to attract and retain a highly qualified management team. David W. Anderson, the Company's Chairman and Chief Executive Officer, has limited restaurant and multi-location restaurant management experience. William L. Timm, the Company's President, has no previous restaurant experience. Mark A. Payne, the Company's Vice President, Finance and Chief Financial Officer, has significant financial and accounting experience but has no prior restaurant-related experience. The Company will also need to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief operating officer with significant multi-unit restaurant experience. The failure to obtain, or delays in obtaining, key employees could have a material adverse effect on the Company. See "Management."

LIMITED BASE OF OPERATIONS


     The Company currently operates only three restaurants and plans to open at least three additional restaurants in 1997. The combination of the relatively small number of locations and the significant investment associated with each new unit may cause the operating results of the Company to fluctuate significantly and adversely affect the profitability of the Company. Due to this relatively small number of current and planned locations, poor operating results at any one unit or a delay in the planned opening of a unit could materially affect the profitability of the entire Company. Future growth in revenues and profits will depend to a substantial extent on the Company's ability to increase the number of its restaurants. Additionally, the Company's history does not provide any basis for prediction as to whether individual units will tend to show increases or decreases in comparable unit sales.

LIMITED FINANCIAL RESOURCES; ADEQUACY OF PROCEEDS AND NEED FOR ADDITIONAL FINANCING


     The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial equity capital to finance the development of additional restaurants. The proceeds of this Offering will provide the Company with the financing required to develop and open five to ten additional restaurants and for working capital purposes. The total cost of developing the Linden Hills Unit was approximately $425,000, which included $282,000 for the design and construction, $131,000 for equipment, furniture and fixtures, and $12,000 for other costs. The total cost of developing the Roseville Unit was approximately $1,110,000, which included $734,000 for the design and construction, $310,000 for equipment, furniture and fixtures, and $66,000 for other costs. The Company estimates that the costs of developing three additional restaurants presently planned for the Minneapolis/St. Paul area will be approximately $4.0 million. Although the Company estimates that the proceeds from this Offering will be sufficient to develop and open at least five additional units, there can be no assurance that such facilities can be developed at such estimated costs. If the proceeds of this Offering are not sufficient to develop such units, the Company may be required to seek additional funds through an additional offering of the Company's equity securities. If additional funds are required, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its shareholders. New investors may seek and obtain substantially better terms than were granted its present investors and the issuance of such securities would result in dilution to the existing shareholders. Furthermore, as the Company prepares to open additional units, it will expend a relatively higher amount on administrative expenses than would a mature Company with such operations.


EXPANSION STRATEGY

     The Company's ability to open and successfully operate additional units will also depend upon the hiring and training of skilled restaurant management personnel and the general ability to successfully manage growth, including monitoring restaurants and controlling costs, food quality and customer service. The Company's present senior management has little experience developing and operating multi-unit facilities. The Company anticipates that the opening of additional units will give rise to additional expenses associated with managing operations located in multiple markets. Furthermore, the Company believes that competition for unit-level management has become increasingly intense as additional restaurant chains expand to new markets. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and negatively impact operating results. There can be no assurance that the Company will be able to enter into any other contracts for development of additional units on terms satisfactory to the Company. Accordingly, there can be no assurance that the Company will be able to open new units or that, if opened, those units can be operated profitably. See "Business -- Expansion Strategy."

THE RESTAURANT INDUSTRY AND COMPETITION

     The restaurant industry is highly competitive with respect to price, service, quality and location and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. Furthermore, to the extent that barbeque restaurants are frequently viewed as "local," the Company may experience intense competition or lack of consumer acceptance if it expands into areas with existing barbeque restaurants. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by: changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing facilities. In addition, factors such as inflation, increased labor and employee benefit costs, and a lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control. Finally, by the nature of its business, the Company would be subject to potential liability from serving contaminated or improperly prepared food.

CONCEPT EVOLUTION

     The Company presently intends that most of its future restaurants will feature the roadhouse theme similar to the Linden Hills and Roseville Units. However, the Famous Dave's concept is evolving and a number of factors could change this theme as applied in different locations. These factors include demographic and regional differences, locations that have more or less traffic than the areas in which those units are located, type of available floor space, and the availability of specialty items such as antiques. Accordingly, future units could be larger or smaller than those units, could vary in the mix of retail/restaurant operations, and could have differences in the application of the Famous Dave's theme.


LONG-TERM, NON-CANCELABLE LEASES



     The Company has entered into long-term leases or subleases with S&D Land Holdings, Inc., a Minnesota corporation which is wholly-owned by David W. Anderson relating to its Existing Units and certain planned units. These leases and subleases are non-cancelable by the Company (except in limited circumstances) and range in term from seven to ten years. The leases and subleases do not permit assignment or subleasing without the prior approval of S&D Land Holdings. Additional facilities developed by the Company are likely to be subject to similar long-term, non-cancelable leases, although the Company currently expects, subject to available financial resources, that such leases will be entered into with unrelated parties. If an existing or future unit does not perform at a profitable level, and the decision is made to close the restaurant, the Company may nonetheless be committed to perform its obligations under the applicable lease or sublease, which would include, among other things, payment of the respective base rent for the balance of the respective lease term. If such a restaurant closing were to occur at one of these locations, the Company would lose a unit without necessarily receiving an adequate return on its investment. See "Business -- Property and Unit Locations" and "Certain Transactions."


TRANSACTIONS WITH MANAGEMENT; CONFLICTS OF INTEREST


     There are several transactions between the Company and David W. Anderson, its Chairman and Chief Executive Officer, that present a conflict of interest. In addition, Mr. Anderson is a director of Rainforest Cafe, Inc., a theme restaurant with associated retail operations primarily located in high traffic shopping malls and theme parks throughout the world. Martin J. O'Dowd, a director of the Company, is also the President, Chief Operating Officer and a director of Rainforest Cafe, Inc. and a director of Elephant & Castle Group, Inc. In the future these two companies may potentially compete against the Company when and if one of the Company's restaurants are developed in a market that contains a restaurant operated by one of these two other companies or vice versa. Therefore, the directorships of Messrs. Anderson and O'Dowd could constitute a conflict of interest. See "Certain Transactions."


CONTROL OF THE COMPANY; DEPENDENCE ON KEY PERSONNEL


     Following this offering, David W. Anderson will control approximately 35.4% of the Company's Common Stock. Therefore, Mr. Anderson will have the ability to direct its operations and financial affairs and to substantially influence the election of members of the Board of Directors of the Company. The Company is also presently highly dependent upon the personal efforts and abilities of its Chief Executive Officer, David W. Anderson. The Company has a two-year employment agreement with Mr. Anderson. The loss of the services of Mr. Anderson could have a substantial adverse effect on the Company's ability to achieve its objectives. The Company currently has no key man insurance on Mr. Anderson.


GOVERNMENT REGULATION

     The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. The failure to maintain food and liquor licenses would have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Many of the Company's restaurant personnel will be paid at rates based on the federal minimum wage. Recent increases in the minimum wage are not expected to materially impact the Company's labor costs. The Company will be subject to "dram shop" statutes in certain states, including Minnesota, which generally allow a person injured by an intoxicated person to recover damages from an establishment that served alcoholic beverages to such intoxicated person. The Company has obtained liability insurance against such potential liability.


TRADEMARKS

     The Company's ability to successfully implement its Famous Dave's concept will depend in part upon its ability to protect its trademarks. The Company has filed a trademark application with the United States Patent and Trademark Office to register the "Famous Dave's" mark and design. There can be no assurance that the Company will be granted trademark registration for any or all of the proposed uses in the Company's applications. In the event the Company's mark is granted registration, there can be no assurance that the Company can protect such mark and design against prior users in areas where the Company conducts operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

SUBSTANTIAL DILUTION


     Purchasers of the securities offered hereby will experience immediate substantial dilution of $3.36 per Share in the net tangible book value per share of Common Stock. See "Dilution."


ABSENCE OF DIVIDENDS

     At the present time, the Company intends to use any earnings which may be generated to finance further growth of the Company's business. Accordingly, investors should not purchase the shares with a view towards receipt of cash dividends from any Shares.

LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE


     Prior to this Offering, there has been no public market for the Company's securities. Although the Company has applied for listing of the Units on the Nasdaq SmallCap Market, there can be no assurance that an active public market will develop or be sustained. In addition, the SmallCap Market may be significantly less liquid than the Nasdaq National Market. If the Company fails to maintain the standards for quotation, the Company's securities could be removed from the market and traded in the over-the-counter market. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations as to the price of, the securities.


     The offering price of the Units offered hereby has been arbitrarily determined by negotiation between the Company and the Underwriter and bears no relationship to the Company's current operating results, book value, net worth or financial statement criteria of value. The factors considered in determining the offering price included an evaluation by management of the history of and prospects for the industry in which the Company competes and the prospects for earnings of the Company. Such factors are largely subjective, and the Company makes no representation as to any objectively determinable value of the Units offered hereby. See "Underwriting."

     In addition, if the Company fails to maintain its qualification for its Units to trade on the Nasdaq SmallCap Market, the Units will be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability of purchasers and broker-dealers to sell the stock in the open market.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS


     Purchasers of Units will be able to exercise the Class A Warrants only if a current prospectus relating to the shares of Common Stock underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Class A Warrants reside. Although the Company will use its best efforts to (i) maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Class A Warrants and (ii) maintain the registration of such Common Stock under the securities laws of the states in which the Company initially qualifies the Units for sale in the Offering, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Class A Warrants if a current prospectus covering the shares issuable upon the exercise of the Class A Warrants is not kept effective or if such shares are not qualified nor exempt from qualification in the states in which the holders of the Warrants reside. The Class A Warrants are subject to redemption at any time by the Company at $.01 per Warrant 90 days after the Effective Date, on 30 days prior written notice, if the average closing bid price of the Common Stock shall exceed 120% of the Exercise Price (subject to adjustment), for 10 consecutive trading days, at any time prior to such notice and provided a current prospectus covering the shares is then effective under federal securities laws. If the Class A Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise the Class A Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Class A Warrants at the then market price or accept the redemption price, which is likely to be substantially less than the market value of the Class A Warrants at the time of redemption. See "Description of Securities -- Class A Warrants."



UNDERWRITER'S WARRANT



     The Company has agreed to sell to the Underwriter, for nominal consideration, a five-year warrant to purchase up to 230,000 shares of Common Stock at 140% of the Price to Public. As long as the Underwriter's Warrant or other outstanding warrants remain unexercised, the Company's ability to raise additional capital may be adversely affected. See "Underwriting."


UNDESIGNATED STOCK


     The Company's authorized capital consists of 100,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 3,356,250 shares of Common Stock outstanding and has authorized the issuance of an additional 2,645,000 shares of Common Stock in contemplation of this Offering. A further 3,625,000 shares of Common Stock have been authorized for the following: (i) 2,300,000 shares issuable upon the exercise of the Class A Warrants being issued as part of this Offering (2,645,000 if the Underwriter's over-allotment option is exercised in full), (ii) 230,000 shares issuable upon the exercise of warrants to purchase one share of Common Stock being issued to the Underwriter,
(iii) 700,000 shares for issuance under the Company's 1995 Stock Option and Compensation Plan, of which 338,000 have been granted, and (iv) 50,000 shares of Common Stock issuable upon exercise of Directors' Stock Options. No other class of common stock or preferred stock is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Shares. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. See "Management -- Stock Option and Compensation Plan" and "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE


     The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. David W. Anderson, Chairman and Chief Executive Officer of the Company, has agreed that he will not sell, grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for 365 days after the Effective Date without the prior written consent of the Underwriter. The Company's other executive officers and directors have agreed to be subject to the same restrictions for a period of 180 days. See "Description of Securities -- Shares Eligible for Future Sale." It is expected that 1,356,250 shares of the Company's Common Stock which were sold in reliance on "private placement" exemptions under the Securities Act of 1933, as amended (the "Act") will become eligible for sale as early as fourth quarter 1997. See "Description of Securities -- Shares Eligible for Future Sale."


MINNESOTA ANTI-TAKEOVER LAW

     The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. See "Description of Securities."

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from this Offering, after deducting estimated costs and expenses of the Offering, are estimated to be approximately $13,235,000 ($15,253,250 if the Underwriter's over-allotment option is exercised in full). The number of units the Company is able to develop with the proceeds will depend on the per-unit development cost. Per-unit development costs will be affected by: (i) whether the unit is developed on leased or purchased land, (ii) the amount of landlord contributions, if any, and
(iii) the mix of developed units among the roadhouse, BBQ & Blues and north woods lodge concepts. The Company estimates the per-unit costs of developing each of its currently contemplated concepts to be as follows:



        Roadhouse..............................................   $  800,000 - $1,800,000
        BBQ & Blues............................................   $1,500,000 - $2,500,000
        North Woods............................................   $1,000,000 - $2,000,000



The Company intends to utilize the proceeds to develop and open as few as five or as many as ten new units. The Company intends to apply the balance of the net proceeds, if any, for working capital purposes.



     Pending the use of proceeds as described above, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                                    DILUTION


     At June 30, 1996, the Company's net tangible book value was $269,621 or approximately $0.13 per share of Common Stock. "Net tangible book value" represents the tangible assets of the Company less all liabilities. Without taking into account any further changes in net tangible book value after June 30, 1996, other than to give effect to (i) the sale of all of the Units offered hereby and (ii) the application of the net proceeds therefrom, the proforma net tangible book value as of such date would have been $13,504,621 or approximately $3.14 per share, assuming the Units are sold. This represents an immediate increase to existing shareholders in net tangible book value of approximately $3.01 per share and an immediate dilution to new Shareholders of $3.36 per share. "Dilution" represents the difference between the amount per share paid by purchasers in this Offering and proforma net tangible book value per share of the Common Stock after this Offering. The following table illustrates the dilution in net tangible book value per share to new investors as of June 30, 1996.



                                                                                   AMOUNT
                                                                                   ------
        Public offering price..........................................            $6.50
        Net tangible book value before offering........................   $0.13
        Increase in net tangible book value attributable to new
          investors....................................................    3.01
                                                                          -----
        Proforma net tangible book value after offering................             3.14
                                                                                   -----
        Dilution in net tangible book value to new investors(1)........            $3.36
                                                                                   =====


-------------------------

(1) The dilution in net tangible book value per share to new investors, assuming the Underwriter's over-allotment option is fully exercised, would be $3.16.


     The following tables summarize the differences between the existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid by each group, and the average cash consideration per share of Common Stock paid by each group (assuming the entire offering price of the Units is allocated to the Common Stock).


                                                 SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                               --------------------    ----------------------      PRICE
                                                NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                               ---------    -------    -----------    -------    ---------
Existing Shareholder........................   2,000,000      35.4%    $ 1,000,000       4.8%      $0.50
Private Placement Investors.................   1,356,250      24.0%      4,746,875      22.9%       3.50
New Investors...............................   2,300,000      40.6%     14,950,000      72.3%       6.50
                                               ---------     -----     -----------     -----
     Total(1)...............................   5,656,250     100.0%    $20,696,875     100.0%
                                               =========     =====     ===========     =====


-------------------------

(1) The foregoing table takes into account the July 1996 sale of 1,356,250 shares of Common Stock at $3.50 per share but does not take into consideration: (i) 345,000 Units subject to the Underwriter's over-allotment option; (ii) 230,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 140% of the initial public offering price; (iii) 2,300,000 shares of Common Stock (2,645,000 shares if the Underwriter's over-allotment option is exercised in full) which are issuable upon the exercise of the Class A Warrants at an exercise price of $8.50 per warrant;
    (iv) 700,000 shares of Common Stock which are reserved for issuance under the Company's 1995 Stock Option and Compensation Plan, of which 338,000 have been granted; and (v) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $4.33 per share.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock, and the Board of Directors presently intends to retain all earnings, if any, for use in the Company's business for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996, as further adjusted to give effect to the sale of the Units offered hereby and the anticipated application by the Company of the proceeds therefrom. See the Consolidated Financial Statements.


                                                                        AT JUNE 30, 1996
                                                           -------------------------------------------
                                                                                           PROFORMA
                                                            ACTUAL      PROFORMA(1)     AS ADJUSTED(2)
                                                           ---------    ------------    --------------
Long-term debt(3).......................................   $ 251,981     $  251,981      $    251,981
Stockholders' equity:
  Common Stock, $.01 par value, 100,000,000 shares
     authorized, 2,000,000 shares issued and
     outstanding; 3,356,250 shares proforma; 5,656,250
     shares as adjusted.................................      20,000         33,563            56,563
  Additional paid-in capital............................     980,000      5,171,437        18,383,437
  Accumulated deficit...................................    (694,392)      (694,392)         (694,392)
                                                            --------     ----------       -----------
       Total stockholders' equity.......................     305,608      4,510,608        17,745,608
                                                            --------     ----------       -----------
       Total capitalization.............................   $ 557,589     $4,762,589      $ 17,997,589
                                                            ========     ==========       ===========


-------------------------
(1) Assumes completion on June 30, 1996 of the sale of 1,356,250 shares of Common Stock at $3.50 per share for net proceeds of approximately $4,200,000 which was completed in July 1996.


(2) As adjusted for the sale of the Units offered hereby and the anticipated application of the net proceeds therefrom. Does not include (i) 345,000 Units subject to the Underwriter's over-allotment option; (ii) 230,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant at 140% of the Price to Public; (iii) 2,300,000 shares of Common Stock which are issuable upon the exercise of the Class A Warrants at an exercise price of $8.50 per warrant; (iv) 700,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option and Compensation Plan, of which 338,000 have been issued; and (v) 50,000 shares of Common Stock issuable upon exercise of directors' stock options at an exercise price of $4.33 per share.



(3) Long-term debt does not include capital lease financing which was obtained in August 1996 for up to $1,100,000 for equipment, furniture, fixtures and leasehold improvements. As of September 30, 1996, approximately $950,000 of the $1,100,000 in lease financing had been funded.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was formed in March 1994 to develop, own and operate American roadhouse-style barbeque restaurants under the name "Famous Dave's Bar-B-Que Shack". The Company opened its first restaurant in the Linden Hills neighborhood of Minneapolis in June 1995. Prior to opening the Linden Hills Unit, the Company had no revenues and its activities were devoted solely to development.

     The Company opened its second unit in June 1996 in Roseville, Minnesota, a suburb of Minneapolis/ St. Paul and is presently developing three additional units in the Minneapolis/St. Paul area.


     Future revenues and profits, if any, will depend upon various factors, including market acceptance of the Famous Dave's concept, the quality of the restaurant operations, the ability to expand to multi-unit locations and general economic conditions. The Company's present sources of revenue are limited to its Existing Units. There can be no assurances the Company will successfully implement its expansion plans, in which case it will continue to be dependent on the revenues from the Existing Units. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the expansion and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, it must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.


     At January 1, 1996, the Company elected a fiscal year ending on the Sunday nearest December 31. Prior to January 1, 1996, the Company used a fiscal year ending on December 31.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 AND
FOR THE TWENTY SIX WEEKS ENDED JUNE 30, 1996


     The Company had no revenues or operations during the period from March 14, 1994 (Inception) to June 19, 1995 (the opening of the Linden Hills Unit). Accordingly, comparisons with periods prior to June 19, 1995 are not meaningful.


Total Revenues -- The Linden Hills Unit opened in June 1995. The Roseville Unit opened in June 1996. For the year ended December 31, 1995, the Company had total sales of $481,510 compared with $1,015,856 for the 26 weeks ended June 30, 1996. Sales increases are largely attributed to increased guest counts and the June 1996 opening of the Roseville Unit.


Costs and Expenses -- For the year ended December 31, 1995, the Company had a net loss of $306,190 compared with a net loss of $388,202 for the 26 weeks ended June 30, 1996. The net loss for each period is largely attributable to additional expenses incurred as the Company increases its Corporate overhead structure for the development of additional locations supported by revenues from primarily a single operating unit. On March 4, 1996, the Company entered into employment agreements with two of its executive officers requiring the payment of annual compensation totaling $200,000 per year. On August 12, 1996, the Company entered into an employment agreement with an executive officer providing for a base annual salary of $125,000 per year plus bonuses. These agreements will impact general and administrative expenses on an ongoing basis.



Results of the Linden Hills Unit -- The following table sets forth the unit level results from the Company's Linden Hills Unit. Unit level results include food and beverage costs, unit operating expenses and unit level depreciation and amortization, but do not include any portion of the Company's general, administrative and development expenses or any allocation of interest expense.



                                                              PERIOD FROM
                                                             COMMENCEMENT
                                                             OF OPERATIONS
                                                            (JUNE 19, 1995)
                                                            TO DECEMBER 31,         26 WEEKS ENDED
                                                                 1995                JUNE 30, 1996
                                                          -------------------     -------------------
                                                           AMOUNT     PERCENT      AMOUNT     PERCENT
                                                          --------    -------     --------    -------
Sales..................................................   $481,510     100.0%     $778,968     100.0%
Food and beverage costs................................    169,789      35.3       256,336      32.9
                                                          --------     -----      --------     -----
  Gross profit.........................................    311,721      64.7       522,632      67.1
Operating expenses.....................................    302,217      62.8       305,006      39.2
Depreciation and amortization..........................     17,009       3.5        16,760       2.2
                                                          --------     -----      --------     -----
Unit level income (loss)...............................   $ (7,505)     (1.6)%    $200,866      25.7%
                                                          ========     =====      ========     =====


     During the period from the commencement of Linden Hills operations (June 19, 1995) to December 31, 1995, food and beverage costs were $169,789 or 35.3% of sales compared with $256,336 or 32.9% of sales for the June 30, 1996 period. The improvement in food and beverage costs as a percentage of sales is due primarily to improved operating efficiencies.

     Restaurant operating expenses were $302,217 or 62.8% of sales during the period from the commencement of Linden Hills operations (June 19, 1995) to December 31, 1995 compared to $305,006 or 39.2% of sales during the 26 weeks ended June 30, 1996. This improvement in restaurant operating expenses as a percentage of sales is due primarily to improved labor management and other operating efficiencies and increased sales.


     Although no assurances can be given, management believes that the Linden Hills Unit's current level of sales, trained workforce and general operational improvements will improve unit level income in future periods.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has met its capital requirements through revenues from operations, the sale of Common Stock to and borrowings from its sole shareholder, David W. Anderson, and the private placement of debt and common stock. During the period from March 14, 1994 (Inception) through December 31, 1995, the Company sold to Mr. Anderson 2,000,000 shares of Common Stock at $.50 per share. Pursuant to the subscription agreement relating to such purchase, payments were made totaling $425,270 during part-year 1994 and $574,730 during the year ended December 31, 1995. Additionally, the Company entered into a revolving promissory note with Mr. Anderson allowing for advances of up to $2,000,000. As of June 30, 1996, the Company had outstanding advances totaling $359,349 under this arrangement. This note was paid in full in August 1996.

     In July 1996, the Company completed a private placement of 1,356,250 shares of Common Stock at $3.50 per share. The net proceeds to the Company were approximately $4.2 million. Such proceeds have been, and will be, used for additional unit development and working capital.

     For the year ended December 31, 1995, the Company used $227,069 in cash flow for operating activities and during the 26 weeks ended June 30, 1996, the Company used $163,899 in cash flow for operating activities.

     Since Inception, the Company's principal capital requirements have been the funding of (i) the development of the Company and the Famous Dave's concept,
(ii) the construction of the Linden Hills and Roseville Units and the acquisition of the furniture, fixtures and equipment therein and (iii) towards the development of additional units as described below. Total capital expenditures for the Linden Hills and Roseville Units were approximately $425,000 and $1,110,000, respectively.

     The Company is developing additional restaurants in the Minneapolis/St. Paul area. The Company had incurred approximately $995,000 in the development of these units as of June 30, 1996. When completed, the Company estimates that capital expenditures for these additional units will be approximately $6 million. The units are expected to be complete by the first half of 1997.


     In addition to construction in progress, the Company has capitalized approximately $39,000 of direct costs relating to the Roseville Unit and units under construction. It is the Company's policy to amortize the direct costs of hiring and training the initial work force and other direct costs associated with opening a new Unit over a twelve-month period, beginning when the facility is opened, if the recoverability of such costs can be reasonably assured. Accordingly, initial costs related to the Linden Hills Unit were expensed as incurred due to the developmental nature of the Unit.


     In August 1996, the Company secured access to $1,100,000 of capital lease financing. This lease financing will be used for equipment, furniture, fixtures and leasehold improvements. As of September 30, 1996, approximately $950,000 of the $1,100,000 in lease financing had been funded.


     After the completion of these expansion plans, future development and expansion will be financed through cash flow from operations and other forms of financing such as the sale of additional equity and debt securities, capital leases and other credit facilities. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.

                                    BUSINESS

OVERVIEW


     The primary business of the Company is to develop, own and operate American roadhouse-style barbeque restaurants under the name "Famous Dave's Bar-B-Que Shack." The Company presently owns and operates three restaurants, one located in the Linden Hills neighborhood of Minneapolis (the "Linden Hills Unit"), one in Roseville, Minnesota (the "Roseville Unit") and the third in Calhoun Square in Minneapolis (the "Calhoun Blues Joint" and, collectively with the Linden Hills and Roseville Units, the "Existing Units"). The Calhoun Blues Joint opened in early September 1996, and features live blues music during certain evenings and an authentic Chicago blues decor. The Company is developing three additional restaurants: in Minnetonka, Minnesota, on West 7th Street near the Highland Park area of St. Paul, Minnesota and in Maple Grove, Minnesota. These last three units are expected to open during the first half of 1997.


THE FAMOUS DAVE'S CONCEPT AND STRATEGY

Concept Development


     The Company was founded by David W. Anderson in March 1994. As a cooking enthusiast, Mr. Anderson has spent more than 20 years analyzing seasonings, barbeque sauces, rib recipes, cooking techniques and equipment in the development of his barbeque. In addition, Mr. Anderson has traveled extensively throughout the United States, visiting hundreds of barbeque restaurants for the purposes of researching regional tastes, ambiance, decor, menu development, plate presentation, and restaurant design before opening his first restaurant in Hayward, Wisconsin in June 1994 (the "Hayward Facility"). The Hayward Facility, which is part of a larger resort complex, is not owned by the Company but by a company wholly-owned by David W. Anderson.


     Famous Dave's concept was developed around favorable memories associated with backyard barbecues. In identifying a potential market niche, Mr. Anderson has studied the development of certain restaurants that have capitalized on the growing trend of home replacement meals taking the place of home cooked meals. The Company hopes to capitalize on this trend, both for dine-in and take-out meals. The Company believes that the comfortable, appealing decor of its restaurants and the universal appeal of down-home cooking and barbecue will be significant advantages in its attempts to penetrate this niche market.

Competitive Differentiation

     On a national scale, the Company believes that it faces two major competitors, Tony Roma's and Damon's. Both restaurant chains feature baked, as opposed to pit smoked, ribs on a white platter. The Company believes that the setting of such restaurants is more formal and has a masculine ambiance.

     Famous Dave's specializes in real hickory pit smoked barbeque served in colorful picnic-style baskets in a themed roadhouse-style restaurant with a warm and inviting family atmosphere.

The Menu

     The Company's primary focus is its food. The Company's mission is to deliver the best barbeque in America. Each restaurant features a limited assortment of menu items, such as hickory-smoked St. Louis-style spareribs, Texas beef brisket, herb-roasted chicken, barbeque sandwiches, and char-grilled burgers, as well as honey-buttered corn bread, potato salad, cole slaw and "Wilbur"(TM) beans. Homemade desserts, including Famous Dave's bread pudding, Kahlua(TM) brownies and strawberry shortcake, are a specialty. The Company's Famous Dave's BBQ Sauces, which are provided in four regional variations (Rich-N-Sassy(TM), Texas Pit(TM), Georgia Mustard(TM) and Hot Stuff(TM)), represent signature items of the Company. The Company's Rich-N-Sassy(TM) Famous Dave's BBQ Sauce was awarded first place in the mild tomato division of the 1995 Kansas City American Royal Barbeque Contest.


     Lunch entrees range from $6 to $8 and dinner entrees from $10 to $12. The average guest check for the five-week period ending September 29, 1996 was approximately $11 per person. Food portions are generous to increase the perceived value. Management believes that the Company's food, together with each restaurant's distinctive decor, have resulted in a high level of repeat business. Presently, approximately 34% of the Company's business is take-out at the Linden Hills Unit.



     The Company intends to obtain a beer and wine license for most of its restaurants, with the intention that such beverages will be served along with meals. The Company does not intend to emphasize sales of beer and wine apart from meals in most of its restaurants, primarily because the Company feels that it reduces the number of table turns and therefore profitability. In addition to a beer and wine license, the Company has obtained a liquor license for the Calhoun Blues Joint.


Awards and Recognition

     The Company's food and restaurants have won the following awards during the past year:

First place (mild tomato category)     Best Ribs
American Royal Barbeque Contest        Critic's Choice Award
Kansas City, Missouri                  Minnesota Monthly
October 1995                           May 1996

Best Bar-B-Que Joint                   First Place Award,
Mpls/St. Paul Magazine                 Best Barbeque Beef Brisket
January 1996                           Rib Buddies Cookoff
                                       St. Paul, Minnesota
1996 Diner's Choice Award              May 1996
Best New Restaurant
Mpls/St. Paul Magazine
April 1996


     In addition, Governor Arne Carlson of Minnesota proclaimed Wednesday, September 4, 1996, to be "Famous Dave's BBQ & Blues Day," to coincide with the Grand Opening of the Calhoun Blues Joint.


Food Preparation and Delivery

     The Company believes that ease of food preparation and delivery will be one key to its success. While some restaurants require highly compensated and extensively trained chefs, the food served at each restaurant is prepared in a basic three-step process that requires minimal training time. Mr. Anderson has developed prepared seasonings, sauces, bread mixes and other ingredients, which allow each menu item to be served with minimal preparation. The Company views this efficient and effective process as critical for its national expansion.

Focus on Customer Satisfaction

     The Company is committed to staffing each unit with an experienced management team and providing its customers with prompt, friendly and efficient service. The customer's experience is also enhanced by the attitude and attention of restaurant personnel. The Company recognizes that, in order to maintain a high level of repeat customers and to attract new business, it must provide superior customer service.

     Famous Dave's maintains a mission statement that its goal is to strive for "delighted" guests rather than just "satisfied" guests. The Company believes that a customer establishes his or her opinion within the first seven seconds. To this end, the Company has focused its property development to maximize first impressions of sight, smell, sound, and feel. The Company accomplishes this through the wonderful smell of hickory-smoked barbeque, the lively sounds of juke joint blues music, the colorful and nostalgic decor, and the varied textures of rough cut pine, corrugated tin roofs, and antiques.

Distinctive Roadhouse Decor


     The Linden Hills and Roseville Units are "real" barbeque joints, reminiscent of the old country-style roadhouse barbeque "joints" that dotted rural America 50 years ago. The Company's nostalgic roadside shack theme is promoted by the use of antiques and items of Americana from the '20s and '30s in a rustic environment. The weathered barn wood walls, cozy, antique-filled Southern country shack decor, overhead tin roofing and blues tunes in the air are intended to convey the feeling of a down-home backyard barbeque.


     Each restaurant table is covered with a red and white checkered oilcloth and features salt, pepper and barbeque sauces stored in a six-pack beer container. A large roll of paper towels accompanies every meal.

The Blues Component


     The roadhouse theme is further enhanced by the use of blues music which, together with the restaurant's decor, provides an entertaining dining environment. Each restaurant features taped blues music that contributes to the roadhouse theme. Mr. Anderson's attention to detail includes personal selection of all music that is played in the restaurants. In addition, the Company's Blues Joint features live blues music featuring the Famous Dave's Blues All-Stars (the "Blues Band"). The Company believes that the Blues Band, which will have music on CD's available for sale at each restaurant, will provide significant marketing exposure for the Company.


PROPERTY AND UNIT LOCATIONS


     The following table sets forth certain information about the Company's existing and planned restaurants:



                                    APPROXIMATE    APPROXIMATE
                                      SQUARE        RESTAURANT                            DATE OPENED OR
            LOCATION                  FOOTAGE         SEATS             THEME          PLANNED TO BE OPENED
---------------------------------   -----------    ------------   -----------------    --------------------
Linden Hills.....................       2,900        60 + 40      Roadhouse            June 1995
  Minneapolis, MN                                  patio seats
Roseville, MN....................       4,800          100        Roadhouse            June 1996
Calhoun Square...................      10,500          250        BBQ & Blues          September 1996
  Minneapolis, MN
Maple Grove, MN..................       4,800         80-90       Roadhouse            Spring 1997
Highland Park....................       4,800         80-90       Roadhouse            Spring 1997
  St. Paul, MN
Minnetonka, MN...................       9,000        150-200      North woods lodge    Spring 1997


     The following units are leased or subleased from S&D Land Holdings, Inc., ("S&D") a Minnesota corporation wholly-owned by David W. Anderson, the Company's Chairman and Chief Executive Officer, pursuant to the following terms:

1. Linden Hills. The Linden Hills site contains approximately 2,900 square feet of restaurant space, including the patio area. The site is subject to a lease from S&D effective January 1, 1996 for a 10-year term with base rent of $48,800 per year with annual increases based upon increases in the consumer price index ("CPI"). The Company also has the right to extend the term for two five-year periods. In addition to base rent, the Company is responsible for the payment of all operating costs and real estate taxes.

2. Roseville. S&D is the tenant under an Agreement of Lease and Agreement Concerning Sublease (collectively, "Lease"). S&D has subleased the Roseville site to the Company effective January 1, 1996 for $82,200 per year with annual increases based upon increases in the CPI. The initial term under the Sublease is seven years. The Company has the right to extend the term for an additional five-year period. Should the Company so elect to extend, the Company is obligated to pay percentage rent of 1% of gross sales as additional rent. The improvements located on the site may revert to the landlord at the termination of the Sublease. Assignment or subletting of any interest in the Sublease requires the prior written approval of the landlord. In addition to base rent and percentage rent, the Company is responsible for the payment of all operating costs and real estate taxes.

3. Minnetonka. The Minnetonka site is a former restaurant located on approximately 2.3 acres of land. The Minnetonka site has been leased effective January 15, 1996 from S&D for a 10-year term with base rent of $124,129 per year with annual increases based upon increases in the CPI. The Company has the right to extend the term for two five-year periods. The Company has the right to develop and/or remodel the existing building with the prior written consent of S&D. In addition to base rent, the Company is responsible for the payment of all operating costs and real estate taxes.

4. Highland Park. The Highland Park site contains approximately 2.3 acres of vacant land and was leased from S&D effective January 1, 1996 for a 10-year term with base rent of $44,900 per year with annual increases based upon increases in the CPI. The Company also has the right to extend the term for two five-year periods. The lease allows the Company to develop the site as a restaurant at the Company's cost and with the prior written consent of S&D. In addition to base rent, the Company is responsible for the payment of all operating costs and real estate taxes.

The above-mentioned leases are non-cancelable by the Company. The Company or a subsidiary also has entered into leases or subleases for the following properties:

5. Calhoun Square -- Lake and Hennepin BBQ & Blues, Inc., a Minnesota corporation and a wholly-owned subsidiary of the Company ("LHBB") has entered into a lease for the Calhoun Square site with Calhoun Square Associates dated January 5, 1996. The lease runs for a term of 15 years and LHBB has the right to extend the term for two five-year periods. LHBB is obligated to pay base rent of $13,293 per month plus percentage rent of 5% of gross sales over $3,190,320. In addition to base rent and percentage rent, the Company is responsible for the payment of its pro-rata share of operating costs and real estate taxes.

6. Corporate Office -- The Company has assumed a lease effective as of August 31, 1996 for 7,800 square feet of office/warehouse space at 12700 Industrial Park Boulevard in Plymouth, Minnesota. Rent payments due under the lease are $3,951 per month, which exclude prorations for operating expenses and real estate taxes. The lease terminates on August 31, 1998.


     The Hayward Facility, which is part of a larger resort complex, is not owned by the Company but by a company wholly-owned by David W. Anderson. See "Business -- The Famous Dave's Concept and Strategy -- Concept Development."


EXPANSION STRATEGY


     The Company intends to identify sites to locate its restaurants based on a variety of factors including local market demographics, site viability, competition and projected economics of each unit. Initial plans are to continue to identify and finalize future site opportunities in the Minneapolis/St. Paul area via land purchases, building and land purchases, land leases and building and land leases. The Company believes the Minneapolis/St. Paul area can support up to approximately 10 units, and expects to open at least three additional units in the Minneapolis/St. Paul area in 1997.


     Simultaneously, the Company intends to predominantly target additional major metropolitan markets to broaden and enhance the recognition value of the concept. Specific cities for expansion will be identified and analyzed as to potential compatibility with the concept.

OPERATIONS, MANAGEMENT AND EMPLOYEES


     The Company's ability to manage multi-location units will be central to its overall success. The Company's management has very limited restaurant and multi-unit restaurant experience. See "Risk Factors -- Limited Management Experience/Need for Additional Management." The Company believes that its management must include skilled personnel at all levels. The Company also intends to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief operating officer with significant multi-unit restaurant experience. At the unit level, the Company places specific emphasis on the position of general manager ("General Manager") and seeks employees with significant restaurant experience and management expertise. The General Manager of each restaurant reports directly to the President. The Company strives to maintain quality and consistency in each of its units through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, and maintenance of facilities. The Company believes that it has been able to attract high quality, experienced restaurant and retail management and personnel with its competitive compensation and bonus programs. Staffing levels vary according to the time of day and size of the restaurant. In general, each unit has between 30 and 50 employees.



     All managers must complete a training program, during which they are instructed in areas such as food quality and preparation, customer service, and employee relations. The Company has also prepared operations manuals relating to food and beverage quality and service standards. New staff members participate in approximately three weeks of training under the close supervision of Company management. Management strives to instill enthusiasm and dedication in its employees, regularly solicits employee suggestions concerning Company operations, and endeavors to be responsive to employees' concerns. In addition, the Company has extensive and varied programs designed to recognize and reward employees for superior performance. As of September 22, 1996, the Company had approximately 300 employees, 60 of which were full-time. The Company believes that its relationship with its employees is good.


PURCHASING

     The Company strives to obtain consistent quality items at competitive prices from reliable sources. Any discontinuance of such favorable pricing could negatively impact the Company's purchasing abilities. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products while obtaining the lowest possible prices for the required quality, each unit's management team determines the daily quantities of food items needed and orders such quantities from major suppliers at prices often negotiated directly with the Company's corporate office. Food and supplies are shipped directly to the restaurants, although the Company may develop a centralized food preparation commissary. The Company purchases perishable food products locally.

MARKETING AND PROMOTION; THE RIBMOBILE

     To date, the Company has relied primarily upon advertising, publicity and "word of mouth" advertising to attract customers to its restaurants. The Company also utilizes distinctive exterior signage and off-site billboards. In addition, the Company has attempted to create equity in its "Famous Dave's" name by offering items such as Famous Dave's Bar-B-Que sauces for retail sale at its restaurants and in approximately 50 grocery stores in the Twin Cities area. The Company also sells T-shirts, caps and sweatshirts bearing its logo in its restaurants.

     The Company utilizes the Famous Dave's Ribmobile to participate in local rib festivals and barbeque contests. The Company currently participates in seven or eight "ribfests" a year. The Company has found that such festivals and concepts result in favorable publicity.

TRADEMARKS

     The Company's ability to successfully implement its Famous Dave's concept will depend in part upon its ability to protect its trademarks. The Company has filed a trademark application with the United States Patent and Trademark Office to register the mark "Famous Dave's" and design. There can be no assurance that the Company will be granted trademark registration for any or all of the proposed uses in the Company's applications. In the event the Company's mark is granted registration, there can be no assurance that the Company can protect such mark and design against prior users in areas where the Company conducts operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

COMPETITION


     The food service industry is intensely competitive with respect to food quality, concept, location, service and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with other full-service dine-in restaurants, take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional, and local restaurants, purveyors of carry-out food, and convenience dining establishments.



     Primary national and regional competitors of the Company include such other "family-oriented" comparable restaurants as Applebee's, TGI Friday's, Chili's, Ground Round, Bennigan's and barbeque-related restaurants such as Tony Roma's, Red Hot & Blue, Damon's and Sonny's. The Company believes that it can effectively compete in this market by offering superior food taste, an attractive highly-themed family atmosphere, and superior ambiance provided by carefully chosen blues music and an "open kitchen" smell of real barbeque.



     Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and local competitive factors. The Company attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause the Company to be adversely affected.



     In addition, to the extent that barbeque restaurants are frequently viewed as "local," the Company may experience intense competition or lack of consumer acceptance if it expands into areas with existing barbeque restaurants.


REGULATION


     Restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire, and other authorities and are also subject to state and local licensing and regulation of the sale of alcoholic beverages and food. Difficulties in obtaining or failure to obtain required licenses and approvals will result in delays in, or cancellation of, the opening of restaurants. The food and liquor licenses are also subject to suspension or non-renewal if the granting authority determines that the conduct of the holder does not meet the standards for initial grant or renewal. The Company believes that it is in compliance with all licensing and other regulations.



     The federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company could be required to expend funds to modify its restaurants in order to provide service to or make reasonable accommodations for disabled persons. The Company's restaurants are currently designed to be accessible to the disabled. The Company believes it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

               NAME                   AGE                     POSITION(S) HELD
-----------------------------------   ---    ---------------------------------------------------
David W. Anderson..................   42     Chairman of the Board and Chief Executive Officer

William L. Timm....................   36     President

Mark A. Payne......................   37     Vice President, Finance, Chief Financial Officer,
                                             Secretary and Treasurer

Martin J. O'Dowd...................   48     Director

Thomas J. Brosig...................   47     Director

     David W. Anderson, founder of the Company, has been the Chairman of the Board since its formation. Mr. Anderson is also a founder and a director of Rainforest Cafe, Inc. In October 1990, Mr. Anderson co-founded Grand Casinos, Inc. and through March 1996 served as a director and Executive Vice President.


     William L. Timm has been President of the Company since March 1996. From February 1987 to December 1995, Mr. Timm was a self-employed, independent contractor working as a National Marketing Director for National Safety Associates International, Inc., an international distribution network of consumer products, including water and air filtration systems and nutritional products. In this position, Mr. Timm was appointed to the Executive President's Advisory Council as one of the top 1% earners for National Safety Associates.


     Mark A. Payne has been Vice President, Finance, Chief Financial Officer, Secretary and Treasurer since August 1996. Previously, and since August 1995 he was Senior Vice President, Business Development and Acquisitions of ValueVision International, Inc., a television home shopping network. Prior to that and since December 1990, he served as Vice President, Finance and Chief Financial Officer at ValueVision.

     Martin J. O'Dowd has been a director of the Company since August 1996. Since May 1995, Mr. O'Dowd has served as President and Chief Operating Officer of Rainforest Cafe, Inc. In June 1995 he became a director and Secretary of Rainforest Cafe, Inc. From July 1987 to May 1995, Mr. O'Dowd was Corporate Director, Food and Beverage Services, for Holiday Inn Worldwide. From August 1985 to July 1987, Mr. O'Dowd was Vice President and General Operations Manager for the Hard Rock Cafe in New York. Mr. O'Dowd is also a director of Elephant & Castle Group, Inc.


     Thomas J. Brosig has been a director of the Company since August 1996. Since August 1994, Mr. Brosig has served as Executive Vice President - Investor Relations and Special Projects of Grand Casinos, Inc. From its inception until May 1995, Mr. Brosig served as Secretary of Grand Casinos, Inc., and from May 1993 until August 1994, Mr. Brosig served as its President. Mr. Brosig also served as Grand Casinos, Inc.'s Chief Operating Officer from October 1991 until May 1993, and as its Chief Financial Officer from its inception until January 1992. Mr. Brosig is also a director of G-III Apparel Group Ltd., a manufacturer and distributor of leather apparel, and Game Financial, Inc., which provides funds transfer services to casino customers.


EXECUTIVE COMPENSATION


     The following table sets forth all cash and non-cash compensation paid by the Company for the period from March 14, 1994 (Inception) through December 31, 1995 to the Company's executive officer:


                                                                                             LONG-TERM
                                                                 ANNUAL COMPENSATION       COMPENSATION
                                                                ----------------------    ---------------
                                                                          OTHER ANNUAL         AWARD
     NAME OF INDIVIDUAL                   POSITION              SALARY    COMPENSATION    OPTIONS GRANTED
-----------------------------   -----------------------------   ------    ------------    ---------------
David W. Anderson............   Chairman of the Board and         $0           $0                --
                                Chief Executive Officer

EMPLOYMENT AGREEMENTS


     David W. Anderson has been retained pursuant to a two-year employment agreement dated as of March 4, 1996, subject to early termination for variety of reasons, including voluntary termination by Mr. Anderson. Mr. Anderson will receive a base salary of $100,000 per year during the first year of employment, and such subsequent amounts as may be determined by the Company's Board of Directors. Such agreement also provides that Mr. Anderson will receive six months' severance if terminated by the Company for a reason other than "cause," as defined therein. Mr. Anderson will also receive medical, dental and other customary benefits. The employment agreement provides that Mr. Anderson will not compete with the Company for two years if he resigns or is terminated for cause.



     William L. Timm has been retained pursuant to a two-year employment agreement dated as of March 4, 1996, subject to early termination for a variety of reasons. Mr. Timm will receive a base salary of $100,000 during the first year of employment and such subsequent amounts as may be determined by the Company's Board of Directors. Such agreement also provides that Mr. Timm will receive six months' severance if terminated by the Company for a reason other than "cause," as defined therein. Mr. Timm will also receive medical, dental and other customary benefits. The employment agreement provides that Mr. Timm will not compete with the Company for two years if he resigns or is terminated for cause.



     Mark A. Payne has been retained pursuant to a three-year employment agreement dated as of August 12, 1996, subject to early termination for a variety of reasons. Mr. Payne will receive a base salary of $125,000 during the first year of employment and such subsequent amounts as may be determined by the Company's Board of Directors. Mr. Payne will also receive $25,000 upon the closing of the Company's initial public offering. Such agreement also provides that Mr. Payne will receive six months severance if terminated by the Company for a reason other than "cause," as defined therein, within the first year of his employment and 12 months severance if terminated by the Company for a reason other than cause after the first year of employment. Mr. Payne will also receive medical, dental and other customary benefits. The employment agreement provides that Mr. Payne will not compete with the Company for two years if he resigns or is terminated for cause.



     The Company intends to retain other management employees pursuant to employment and consulting agreements. The Company intends to offer stock options to such employees. The Company has no current plans to pay cash compensation to its directors.


STOCK OPTION AND COMPENSATION PLAN


     The Company has reserved for issuance 700,000 shares of Common Stock pursuant to its 1995 Stock Option and Incentive Compensation Plan (the "Stock Option Plan"). As of the date of this Prospectus, the Company has granted an aggregate of 338,000 options, 167,500 of which were granted subsequent to June 30, 1996.


     The Plan is administered by a stock option committee (the "Stock Option Committee") which has the discretion to determine the number and purchase price of shares subject to stock options (which price may not be below 85% of the fair market value of the Common Stock on the date granted), the term of each option, and the time or times during its term when the option becomes exercisable.


     For a one-year period following the Effective Date, the Company will not grant options to promoters, employees or affiliates of the Company which, together with options previously granted to such persons, would in the aggregate exceed 15% of the then outstanding shares of Common Stock.


BOARD OF DIRECTORS

     Each of the Company's directors has been elected to serve until the next annual meeting of shareholders. The Company's executive officers are appointed annually by the Company's directors. Each of the Company's directors continues to serve until his or her successor has been designated and qualified. Directors currently receive no fees.

DIRECTOR STOCK OPTIONS


     As of the Effective Date, the Company granted options to acquire an aggregate of 50,000 shares of Common Stock at an exercise price of $4.33 per share to Messrs. O'Dowd and Brosig, the Company's two outside directors. These options vest on a pro-rata basis on the first, second and third anniversaries of the Effective Date and are exercisable for ten years from the date of grant.


                              CERTAIN TRANSACTIONS


     On January 1, 1996, the Company transferred the real estate, excluding improvements, of its Linden Hills Unit and the site of the proposed unit in the Highland Park area of St. Paul, Minnesota to David W. Anderson, Chairman and Chief Executive Officer of the Company, in exchange for amounts due to Mr. Anderson and assumption of bank debt totaling $781,023. These properties were transferred to Mr. Anderson at the Company's cost which, due to the short amount of time which elapsed between the transfer and the Company's original acquisition, the Company believes approximated the fair market values of the real estate exchanged. Mr. Anderson concurrently transferred the real estate to S&D Land Holdings, Inc. ("S&D"), a Minnesota company wholly owned by Mr. Anderson, and entered into leases with the Company for such real estate. See Note (7) to the Consolidated Financial Statements. The Company also leases the Roseville Unit and the real estate for the Minnetonka Unit from S&D. The Company does not currently intend to enter into any additional leases with S&D. See "Business -- Property and Unit Locations."


     The Company has a $2,000,000 revolving note with David W. Anderson. The note bears interest at 8%, is unsecured and due on demand. The outstanding balance on the note was $359,349 at June 30, 1996. This note was paid in full in August 1996.

     Pursuant to a license and trademark agreement between the Company and Grand Pines Resort, Inc., a Minnesota corporation wholly-owned by David W. Anderson ("Grand Pines"), the Company licenses its trademarks and recipes to Grand Pines in exchange for a 4% annual royalty fee on gross food sales. Also, pursuant to a management agreement between the Company and Grand Pines Resort, Inc., the Company has agreed to provide certain management services relative to the Hayward Facility in exchange for a fee of 3% of gross food sales.


     It is the Company's belief that each transaction referred to in this section was on terms no less favorable to the Company than could have been obtained from non-affiliated parties. Any future transactions and loans with officers, directors or 5% shareholders of the Company's Common Stock will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


                             PRINCIPAL SHAREHOLDERS

     There are presently 100,000,000 shares of the Company's Common Stock authorized, of which 3,356,250 shares are issued and outstanding. The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus, as adjusted to give effect to the issuance of the securities offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. See "Description of Securities -- Conversion of Notes." Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names. The address of directors and executive officers is 12700 Industrial Boulevard, Suite 60, Minneapolis, Minnesota 55441.


                                                                                        PERCENT
                                                                                -----------------------
                                                               SHARES OF        PRIOR TO       AFTER
                           NAME                               COMMON STOCK      OFFERING    OFFERING(1)
-----------------------------------------------------------   ------------      --------    -----------
David W. Anderson..........................................     2,000,000(2)      59.6%         35.4%
William L. Timm............................................       600,000(3)      17.9          10.6
Mark A. Payne..............................................        25,000(4)       0.7           0.4
Martin J. O'Dowd...........................................        13,000          0.4           0.2
Thomas J. Brosig...........................................        20,000          0.6           0.4
OKABENA Partnership K......................................       292,750(5)       8.7           5.2
All officers and directors as a group (5 persons)..........     2,058,000         60.9          36.4


-------------------------
(1) Does not include any Shares that may be purchased in the offering by the listed persons.


(2) Owned in joint tenancy with his spouse, Kathryn Anderson. Includes 100,000 shares owned by Grand Pines Resorts, Inc., a corporation wholly-owned by Mr. Anderson. 600,000 of such Shares are subject to an option to purchase for $1.00 per share held by William L. Timm, the Company's President. Such options vest over a five-year period in equal increments beginning March 1, 1997. Giving effect to such options, Mr. Anderson's percentage ownership would be 41.7% prior to the offering and 26.1% after the offering.



(3) Includes 600,000 shares beneficially owned by David W. Anderson subject to an option held by Mr. Timm to purchase for $1.00 per share. Such options vest over a five-year period in equal increments beginning March 1, 1997.



(4) Represents shares issuable upon exercise of stock options to be vested on the Effective Date that will be exercisable within 60 days. Does not include 100,000 shares pursuant to options granted to Mr. Payne on August 12, 1996 which vest and become exercisable ratably over a four-year period.



(5) Includes 10,000 shares owned by Gary S. Kohler, an affiliate. The address of both such persons is 5140 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. None of the Partnership nor any person who may be deemed to be an ultimate beneficial owner of the shares held by the Partnership is otherwise affiliated with the Company, the Underwriter or any of their affiliates.

                           DESCRIPTION OF SECURITIES

UNITS

     Each Unit offered hereby consists of one share of Common Stock and one redeemable Class A Warrant. Warrants are immediately exercisable and, commencing ten trading days after the Effective Date, separately transferable from the Common Stock. Each Class A Warrant entitles the holder to purchase at any time, until the earlier of redemption by the Company or four years following the Effective Date, one share of Common Stock at an exercise price of $8.50 per warrant, subject to adjustment.

CAPITAL STOCK


     The Company's authorized capital stock consists of 100,000,000 undesignated shares, $.01 par value per share in the case of Common Stock, and a par value as determined by the Board of Directors in the case of Preferred Stock. After the closing of this Offering, there will be issued and outstanding 6,001,250 shares of Common Stock (if the Underwriter's over-allotment option is exercised in full).


COMMON STOCK

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.


     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 60.9% of the outstanding Common Stock of the Company. Upon completion of this Offering, such persons will beneficially own approximately 36.4% of the outstanding shares (34.3% if the Underwriter's over-allotment option is exercised in full). See "Principal Shareholders." Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed. There are 119 holders of record of the Company's Common Stock as of the date of this Prospectus.


     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The Board of Directors has no present plan to establish any such additional class or series.

CLASS A WARRANTS

     The Class A Warrants included as part of the Units being offered hereby will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent (the "Warrant Agent"). The following summary of the Warrant Agreement is not complete, and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Commencing ten days after the Effective Date, the shares of Common Stock and the Class A Warrants offered as part of the Units will be detachable and separately transferable. One Class A Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock during the four years following the Effective Date, subject to earlier redemption, provided that at such time a current prospectus relating to the shares of Common Stock issuable upon exercise of the Class A Warrants is in effect and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Class A Warrant will be exercisable at an exercise price of $8.50 per warrant, subject to adjustment in certain events.



     The Class A Warrants are subject to redemption by the Company beginning 90 days after the Effective Date, on not less than 30 days written notice, at a price of $.01 per warrant at any time following a period of 10 consecutive trading days where the per share average closing bid price of the Common Stock exceeds 120% of the Exercise Price (subject to adjustment), provided that a current prospectus covering the shares issuable upon the exercise of the Class A Warrants is then effective under federal securities laws. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by Nasdaq so long as the Common Stock is quoted on Nasdaq and, if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Class A Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per warrant unless the Class A Warrants are exercised before they are redeemed.


     The Warrantholders are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. The Class A Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent. Although the Company has applied for listing of the Class A Warrants on the Nasdaq SmallCap Market, there is currently no established market for the Class A Warrants, and there is no assurance that any such market will develop.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

     The Class A Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Class A Warrants being exercised.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, there will be 5,656,250 shares of Common Stock issued and outstanding (6,001,250 if the Underwriter's over-allotment option is exercised in full). The shares purchased in this Offering will be freely tradeable without registration or other restriction under the Securities Act of 1933, as amended (the "Act"), except for any shares purchased by an "affiliate" of the Company (as defined in the Act).



     All the currently outstanding shares were issued in reliance upon the "private placement" exemptions provided by the Act and are deemed restricted securities within the meaning of Rule 144 ("Restricted Shares"). Restricted Shares may not be sold unless they are registered under the Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. It is expected that 1,356,250 Restricted Shares will become eligible for sale in July 1998, assuming all of the other requirements of Rule 144 have been satisfied. In addition, the Company has agreed to file a registration statement relating to these shares one year following the Effective Date, provided that the Company is then eligible to use Form S-3.


     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

     In general, under Rule 701 as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company by exercising a stock option outstanding on the date of the Offering is eligible to resell such shares 90 days after the date of the Prospectus in reliance on Rule 144, but need not comply with certain restrictions contained in Rule 144, including the holding period requirement. As soon as practicable after the Offering, the Company intends to register 700,000 shares of Common Stock that are reserved for issuance under the Stock Option Plan. See "Management." After the effective date of such registration statement, shares issued upon exercise of outstanding options would generally be eligible for immediate resale in the public market, subject to vesting under the applicable option agreements.


     Following this Offering, the Company cannot predict the effect, if any, that sales of the Common Stock or the availability of such Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of Common Stock could adversely affect prevailing market prices for the Common Stock if and when a public market exists. David W. Anderson, Chairman and Chief Executive Officer of the Company, has agreed that he will not sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock for 365 days after the Effective Date without the prior written consent of the Underwriter. The Company's other executive officers and directors have agreed to be subject to the same restrictions for a period of 180 days.


MINNESOTA ANTI-TAKEOVER LAW

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR


     Firstar Trust Company is the transfer agent and registrar for the Common Stock, the Class A Warrants and the Units.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement between the Company and R.J. Steichen and Company (the "Underwriter"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 2,300,000 Units.


     The Underwriting Agreement provides that the obligations of the Underwriter are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriter's obligations are such that they are committed to purchase and pay for all of the Units if any are purchased.

     The Underwriter proposes to offer the Units directly to the public at the public offering price set forth on the cover page of this Prospectus, and at
such price less a concession not in excess of $     per Unit to certain other
dealers who are members of the National Association of Securities Dealers, Inc. After the public offering, the initial offering price and other selling terms may be changed by the Underwriter. The Underwriter has advised the Company that it does not intend to confirm sales of Units to any accounts over which it exercises discretionary authority.


     The Company has granted the Underwriter a 45-day over-allotment option to purchase up to an aggregate of 345,000 additional Units exercisable at the public offering price less the underwriting discount. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the Units offered hereby.


     David W. Anderson, Chairman and Chief Executive Officer of the Company, has agreed that he will not sell, grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company), for a period of 365 days after the date hereof without the prior written consent of the Underwriter. The Company's other executive officers and directors have agreed to be subject to the same restrictions for a period of 180 days.

     Each of the Company and the Underwriter has agreed to indemnify the other (including officers, directors and control persons of each other) against certain liabilities, losses and expenses, including liabilities under the Act, or to contribute to payments that the Underwriter may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


     The Company has agreed to sell to the Underwriter, for $50.00, five-year warrants to purchase up to 230,000 shares of Common Stock (the "Underwriter's Warrant") at 140% of the Price to Public. The Underwriter's Warrant may be exercised commencing one year after the Effective Date. The exercise price and the number of shares may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions.



     The Company has agreed to pay the Underwriter a nonaccountable expense allowance equal to 2.0% of the aggregate offering price of the shares or $299,000 ($343,850 if the Underwriter's over-allotment option is exercised in full).


     In July 1996, the Company sold an aggregate of 1,356,250 shares of Common Stock in a private placement in which the Underwriter acted as selling agent. The Underwriter received agent's commissions of approximately $427,000. The Underwriter was given a one-year right of first refusal with respect to the Company's initial public offering.

     At the request of the Company, up to 15% of the Units offered hereby (the "Designated Units") may be reserved for sale to persons designated by the Company. The price of the Designated Units will be the Price to Public set forth on the cover of this Prospectus.

     Prior to the Offering, there exists no public market for the securities of the Company. The initial public offering price of the Units and the exercise price of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and bear no relationship to the Company's current operating results, book value, net worth, financial statement criteria of value, the history of and prospects for the industry in which the Company principally competes or the capability of the Company's management. There can be no assurance, however, that the price at which the Common Stock, the Class A Warrants or the Units will sell in the public market after this Offering will not be lower than the price at which they are sold by the Underwriter.


                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, Minneapolis, Minnesota. Certain legal matters relating to the sale of the shares of Common Stock will be passed upon for the Underwriter by Doherty, Rumble & Butler, P.A., Minneapolis, Minnesota.

                                    EXPERTS

     The financial statements for the periods ended December 31, 1994 and 1995 included herein have been audited by Lund Koehler Cox & Company, PLLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company is not a reporting company under the Securities Exchange Act of 1934, as amended. The Company has filed with the Washington, D.C. Office of the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Act with respect to the Common Stock offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the Washington office of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at the same address.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Report of Independent Public Accountants..............................................   F-2
Consolidated Financial Statements:
  Balance Sheets......................................................................   F-3
  Statements of Operations............................................................   F-4
  Statements of Stockholder's Equity..................................................   F-5
  Statements of Cash Flows............................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Famous Dave's of America, Inc.:

     We have audited the accompanying consolidated balance sheet of Famous Dave's of America, Inc. and Subsidiary as of December 31, 1995 and the related consolidated statements of operations, stockholder's equity and cash flows for the period from March 14, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Famous Dave's of America, Inc. and Subsidiary as of December 31, 1995 and the results of their operations and their cash flows for the period from March 14, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                LUND KOEHLER COX & COMPANY, PLLP
Minneapolis, Minnesota
August 2, 1996

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                         JUNE 30,
                                                                                           1996
                                                                        DECEMBER 31,    -----------
                                                                            1995
                                                                        ------------    (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................    $  100,297     $   252,137
  Inventories........................................................        10,921          53,049
  Prepaids and other current assets..................................        69,176         409,409
                                                                         ----------      ----------
     Total current assets............................................       180,394         714,595
                                                                         ----------      ----------
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET..................     1,203,265       1,682,654
                                                                         ----------      ----------
OTHER ASSETS:
  Construction in progress...........................................        73,487         995,964
  Prepaid equity issuance costs......................................             0          82,324
  Pre-opening expenses, net of accumulated amortization of $3,081....             0          35,987
                                                                         ----------      ----------
     Total other assets..............................................        73,487       1,114,275
                                                                         ----------      ----------
                                                                         $1,457,146     $ 3,511,524
                                                                         ==========      ==========
                LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Note payable -- bank...............................................    $        0     $ 1,000,000
  Mortgage note payable -- bank......................................       347,823               0
  Note payable -- stockholder........................................       276,046         359,349
  Current portion of capital lease obligation........................             0          50,224
  Accounts payable...................................................       109,974       1,312,154
  Accrued rent -- S&D Land Holdings, Inc. (related party)............             0          82,729
  Accrued interest -- stockholder....................................             0          22,492
  Accrued payroll -- stockholder.....................................             0          32,527
  Accrued payroll and related withholdings...........................        13,412          42,474
  Other current liabilities..........................................        16,081          51,986
                                                                         ----------      ----------
     Total current liabilities.......................................       763,336       2,953,935
CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION.....................             0         251,981
                                                                         ----------      ----------
     Total liabilities...............................................       763,336       3,205,916
                                                                         ----------      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value, 100,000,000 shares authorized,
     2,000,000 shares issued and outstanding.........................        20,000          20,000
  Additional paid-in capital.........................................       980,000         980,000
  Accumulated deficit................................................      (306,190)       (694,392)
                                                                         ----------      ----------
     Total stockholder's equity......................................       693,810         305,608
                                                                         ----------      ----------
                                                                         $1,457,146     $ 3,511,524
                                                                         ==========      ==========

          See accompanying notes to consolidated financial statements.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  TWENTY-SIX WEEKS ENDED
                                              MARCH 14, 1994                     ------------------------
                                              (INCEPTION) TO     YEAR ENDED       JUNE 30,      JUNE 30,
                                               DECEMBER 31,     DECEMBER 31,        1995          1996
                                                   1994             1995         ----------    ----------
                                              --------------    -------------    (UNAUDITED)   (UNAUDITED)
SALES:
  Restaurant...............................     $        0       $   481,510     $   23,601    $1,001,055
  Retail...................................              0                 0              0        14,801
                                                ----------        ----------     ----------    ----------
     Total sales...........................              0           481,510         23,601     1,015,856
                                                ----------        ----------     ----------    ----------
COSTS AND EXPENSES:
  Food and beverage costs -- restaurant....              0           169,789         13,278       326,451
  Cost of sales -- retail..................              0                 0              0        10,149
  Restaurant operating expenses............              0           302,217         45,991       391,232
  Depreciation and amortization............              0            17,009          2,000        36,289
  General, administrative and
     development...........................              0           332,331         57,040       634,460
                                                ----------        ----------     ----------    ----------
     Total costs and expenses..............              0           821,346        118,309     1,398,581
                                                ----------        ----------     ----------    ----------
     Loss from operations..................              0          (339,836)       (94,708)     (382,725)
                                                ----------        ----------     ----------    ----------
OTHER INCOME (EXPENSE):
  Royalty income -- related party..........              0            33,646              0        17,015
  Interest expense.........................              0                 0              0       (22,492)
                                                ----------        ----------     ----------    ----------
     Total other income (expense)..........              0            33,646              0        (5,477)
                                                ----------        ----------     ----------    ----------
NET LOSS...................................     $        0       $  (306,190)    $  (94,708)   $ (388,202)
                                                ==========        ==========     ==========    ==========
PROFORMA DATA -- UNAUDITED (SEE NOTE 9)
  Historical net loss......................     $        0       $  (306,190)    $  (94,708)   $ (388,202)
  Proforma provision for income taxes......              0                 0              0             0
                                                ----------        ----------     ----------    ----------
  Proforma net loss........................     $        0       $  (306,190)    $  (94,708)   $ (388,202)
                                                ==========        ==========     ==========    ==========
  Proforma net loss per common share.......     $     0.00       $     (0.14)    $    (0.04)   $    (0.18)
                                                ==========        ==========     ==========    ==========
  Shares used in per share calculations....      2,135,417         2,135,417      2,135,417     2,135,417
                                                ==========        ==========     ==========    ==========

          See accompanying notes to consolidated financial statements.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                    COMMON STOCK       ADDITIONAL      STOCK
                                 -------------------    PAID-IN     SUBSCRIPTION   ACCUMULATED
                                  SHARES     AMOUNT     CAPITAL      RECEIVABLE      DEFICIT       TOTAL
                                 ---------   -------   ----------   ------------   -----------   ---------
BALANCE -- MARCH 14, 1994
            (INCEPTION).........         0   $     0    $       0   $          0    $       0    $       0
  Issuance of common stock for
     $.50 per share............. 2,000,000    20,000      980,000     (1,000,000)          --            0
  Payments received on stock
     subscription...............        --        --           --        425,270           --      425,270
  Net loss......................        --        --           --             --            0            0
                                 ---------   -------     --------    -----------    ---------    ---------
BALANCE -- DECEMBER 31, 1994.... 2,000,000    20,000      980,000       (574,730)           0      425,270
  Payments received on stock
     subscription...............        --        --           --        574,730           --      574,730
  Net loss......................        --        --           --             --     (306,190)    (306,190)
                                 ---------   -------     --------    -----------    ---------    ---------
BALANCE -- DECEMBER 31, 1995.... 2,000,000    20,000      980,000              0     (306,190)     693,810
  Net loss (unaudited)..........        --        --           --             --     (388,202)    (388,202)
                                 ---------   -------     --------    -----------    ---------    ---------
BALANCE -- JUNE 30, 1996
            (UNAUDITED)......... 2,000,000   $20,000    $ 980,000   $          0    $(694,392)   $ 305,608
                                 =========   =======     ========    ===========    =========    =========

              See accompanying notes to consolidated financial statements.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  TWENTY-SIX WEEKS ENDED
                                              MARCH 14, 1994                    --------------------------
                                              (INCEPTION) TO     YEAR ENDED      JUNE 30,       JUNE 30,
                                               DECEMBER 31,     DECEMBER 31,       1995           1996
                                                   1994             1995        -----------    -----------
                                              --------------    ------------    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................    $        0       $ (306,190)     $ (94,708)    $  (388,202)
  Adjustments to reconcile net loss to cash
     flows from operating activities:
     Depreciation and amortization..........             0           17,009          2,000          36,289
     Changes in working capital items --
       Inventories..........................             0          (10,921)        (3,500)        (42,128)
       Prepaids and other current assets....        (2,742)         (66,434)       (11,889)       (340,233)
       Accounts payable.....................             0          109,974        134,652         367,660
       Accrued rent -- S&D Land Holdings,
          Inc. .............................             0                0              0          82,729
       Accrued interest -- stockholder......             0                0              0          22,492
       Accrued payroll -- stockholder.......             0                0              0          32,527
       Accrued payroll and related
          withholdings......................             0           13,412          7,912          29,062
       Other current liabilities............             0           16,081            938          35,905
                                                 ---------       ----------      ---------     -----------
          Cash flows from operating
            activities......................        (2,742)        (227,069)        35,405        (163,899)
                                                 ---------       ----------      ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, equipment and
     leasehold improvements.................      (411,905)        (808,369)      (369,804)       (991,415)
  Payment of construction in progress.......             0          (73,487)             0         (87,957)
  Payment of pre-opening expenses...........             0                0              0         (39,068)
                                                 ---------       ----------      ---------     -----------
          Cash flows from investing
            activities......................      (411,905)        (881,856)      (369,804)     (1,118,440)
                                                 ---------       ----------      ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable -- bank........             0                0              0       1,000,000
  Proceeds from mortgage note payable --
     bank...................................             0          375,000              0               0
  Payments on mortgage note payable --
     bank...................................             0          (27,177)             0               0
  Advances on note payable -- stockholder,
     net....................................             0          276,046              0         516,503
  Payments received on stock subscription...       425,270          574,730        429,879               0
  Prepaid equity issuance costs paid........             0                0              0         (82,324)
                                                 ---------       ----------      ---------     -----------
          Cash flows from financing
            activities......................       425,270        1,198,599        429,879       1,434,179
                                                 ---------       ----------      ---------     -----------
INCREASE IN CASH AND CASH EQUIVALENTS.......        10,623           89,674         95,480         151,840
CASH AND CASH EQUIVALENTS, BEGINNING........             0           10,623         10,623         100,297
                                                 ---------       ----------      ---------     -----------
CASH AND CASH EQUIVALENTS, ENDING...........    $   10,623       $  100,297      $ 106,103     $   252,137
                                                 =========       ==========      =========     ===========

          See accompanying notes to consolidated financial statements.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS -- Famous Dave's of America, Inc. (formerly known as Famous Dave's of Minneapolis, Inc.) (the Company) was incorporated in the State of Minnesota on March 14, 1994. The Company develops, owns and operates American roadhouse style barbeque restaurants (the Units) under the name "Famous Dave's Bar-B-Que Shack". The Company opened its first Unit in the Linden Hills area of Minneapolis (the Linden Hills Unit) in June 1995. Prior to opening the Linden Hills Unit, the Company had no revenues and its activities were devoted solely to development.

     The Company opened its second Unit in June 1996 in Roseville, Minnesota, a Minneapolis/St. Paul suburb and is presently developing three additional Units in the Minneapolis/St. Paul area.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Famous Dave's of America, Inc. and its wholly owned subsidiary Lake & Hennepin BBQ and Blues, Inc. Lake & Hennepin BBQ and Blues, Inc. had no operating activity through June 30, 1996. All significant intercompany transactions have been eliminated in consolidation.

     FISCAL YEAR -- Beginning January 1, 1996, the Company adopted a 52/53 week accounting period ending on the Sunday nearest December 31 of each year. Prior periods using a calendar year end have not been restated for comparative purposes as the differences are immaterial.

     CASH AND CASH EQUIVALENTS -- The Company includes as cash equivalents certificates of deposit and all other investments with original maturities of three months or less which are readily convertible into known amounts of cash.

     INVENTORIES -- Inventories are recorded at the lower of cost (first-in, first-out) or market value.

     DEPRECIATION -- Property, equipment and leasehold improvements are recorded at cost. Improvements are capitalized while repair and maintenance costs are charged to operations when incurred. Furniture, fixtures and equipment are depreciated using the straight-line method over their estimated useful lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term including option periods.

     PREPAID EQUITY ISSUANCE COSTS -- Direct costs of obtaining equity capital by issuing stock are deducted from the related proceeds, and the net amount is recorded as contributed stockholders' equity. Costs paid or incurred prior to the completion of an equity sale are recorded as a prepaid asset until the completion of the equity offering.

     PRE-OPENING EXPENSES -- It is the Company's policy to capitalize the direct and incremental costs associated with opening a new Unit which consist primarily of hiring and training the initial workforce and other direct costs. These costs are amortized over the first twelve months of the Unit's operations if the recoverability of such costs can be reasonably assured. Expenses incurred prior to opening the Company's first Unit were charged to operations when incurred due to the developmental nature of the Unit.

     MUSIC PRODUCTION COSTS -- In accordance with Financial Accounting Standards Board Statement No. 50 "Financial Reporting in the Record and Music Industry", the Company has expensed all amounts related to music production costs in the period incurred.

     RIB PROMOTIONAL ACTIVITY -- The Company incurs expenses for participation in rib festivals and other events and records these expenses in the period incurred net of any related revenues generated by the activity.

     INCOME TAXES -- Through March 3, 1996 the Company, with the consent of its sole stockholder, had elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, a

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY stockholder of an S Corporation is taxed on his proportionate share of the company's taxable income. See Note 9.

     RECENTLY ISSUED ACCOUNTING STANDARD -- During fiscal year 1996 the Company adopted Financial Accounting Standards Board Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121). Statement 121 establishes accounting standards for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill either to be held or disposed of. The adoption of Statement 121 did not have a material impact on the Company's financial position or results of operations.

     MANAGEMENT'S USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NET LOSS PER COMMON SHARE -- Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding and dilutive common equivalent shares assumed to be outstanding during each period. Common equivalent shares consist of dilutive options to purchase common stock. However, pursuant to certain rules of the Securities and Exchange Commission, the calculation also includes equity securities, including options and warrants, issued within one year of an initial public offering with an issue price less than the initial public offering price, even if the effect is anti-dilutive. The treasury stock method was used in determining the dilutive effect of such issuances.

(2) INVENTORIES

     Inventories consisted of the following at:

                                                                   DECEMBER 31,     JUNE 30,
                                                                       1995           1996
                                                                   -------------    ---------
        Food and beverage.......................................      $ 4,950        $ 19,279
        Retail goods............................................        5,971          33,770
                                                                      -------         -------
                                                                      $10,921        $ 53,049
                                                                      =======         =======

(3) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consisted of the following at:

                                                                 DECEMBER 31,      JUNE 30,
                                                                     1995            1996
                                                                 -------------    ----------
        Land, buildings and improvements......................    $ 1,066,447     $1,008,095
        Furniture, fixtures and equipment.....................        153,827        584,751
        Portable kitchen equipment............................              0        136,141
        Less: accumulated depreciation........................        (17,009)       (46,333)
                                                                   ----------     ----------
                                                                  $ 1,203,265     $1,682,654
                                                                   ==========     ==========

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

(4) CONSTRUCTION IN PROGRESS

     Construction in progress consists of direct and indirect costs related to the Company's uncompleted development of three additional Units in the Minneapolis/St. Paul area. Total costs incurred were $73,487 and $995,964 (including capitalized interest of $9,067 and $9,067) as of December 31, 1995 and June 30, 1996.

(5) NOTES PAYABLE

     NOTE PAYABLE -- BANK -- The Company has a $1,000,000 revolving note due June 26, 1997, accruing interest at the prime rate (effective rate of 8.25%), and secured by all the assets of the Company and the personal guaranty of the sole stockholder. The balance outstanding at June 30, 1996 was $1,000,000.

     MORTGAGE NOTE PAYABLE -- BANK -- The Company had a mortgage note maturing September 1996, accruing interest at 1% over the prime rate (effective rate of 9.75%), secured by a real estate mortgage on the site of its proposed St. Paul, Minnesota Unit. The balance outstanding at December 31, 1995 was $347,823. This note was assumed by S&D Land Holdings, Inc. on January 1, 1996. See Note 7.

     NOTE PAYABLE -- STOCKHOLDER -- The Company has a $2,000,000 revolving note with its sole stockholder. The note bears interest at 8%, is unsecured and is due on demand. Outstanding balances on the note were $276,046 and $359,349 at December 31, 1995 and June 30, 1996.

(6) CAPITAL LEASE OBLIGATION

     The Company leases certain equipment under an agreement that expires June 2001. Interest is provided for at a rate of 11%. The obligation is secured by the equipment under lease. Prior to signing the lease, the Company made deposits for this equipment of approximately $156,500 that will be refunded to the Company by the lessor. In addition, the Company has made, and will be reimbursed by the lessor for, deposits of $100,000 for equipment to be leased under pending lease commitments.

     Future minimum lease payments for the years ending December 31 are as follows:

        1996...............................................................   $ 39,130
        1997...............................................................     78,259
        1998...............................................................     78,259
        1999...............................................................     78,259
        2000...............................................................     78,259
        Thereafter.........................................................     39,129
                                                                              --------
        Total..............................................................    391,295
        Less: amount representing interest.................................    (89,090)
                                                                              --------
        Present value of future minimum lease payments.....................    302,205
        Less: current portion..............................................    (25,840)
                                                                              --------
        Obligation under capital lease, net of current portion.............   $276,365
                                                                              ========

(7) RELATED PARTY TRANSACTIONS

     S&D LAND HOLDINGS, INC. -- On January 1, 1996, the Company transferred the real estate, excluding improvements, of its Linden Hills Unit and the site of a proposed Unit in St. Paul, Minnesota to its sole stockholder in exchange for amounts due to the stockholder and assumption of bank debt (see Note 5) totaling $781,023. The Company believes the exchange prices approximated the fair market values of the real estate exchanged. The stockholder concurrently transferred the real estate to S&D Land Holdings, Inc. (S&D), a company wholly owned by the stockholder, and entered into leases with the Company for the real estate (see
Note 11). At June 30, 1996, the Company owed S&D $82,729 for rent through June 30, 1996.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

     GRAND PINES RESORTS, INC. -- Grand Pines Resorts, Inc. (Grand Pines), is a company wholly owned by the sole stockholder of the Company. The Company charges Grand Pines a royalty of 4% of its food sales. Royalty income was $33,646 and $17,015 for the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996. The Company also provides certain management services to Grand Pines for 3% (4% in 1995) of its food sales. Management services income is netted with general, administrative and development expenses in the Company's consolidated statements of operations and was $33,646 and $12,761 for the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996.

(8) STOCKHOLDER'S EQUITY

     STOCK SPLIT -- On June 11, 1996, the Company declared a 2,000-for-1 stock split. The stock split has been retroactively reflected in the accompanying consolidated financial statements.

     STOCK OPTION PLAN -- The Company adopted a Stock Option and Compensation Plan (the "Plan") in 1995, pursuant to which options and other awards to acquire an aggregate of 700,000 shares of the Company's common stock may be granted. Stock options, stock appreciation rights, restricted stock, other stock and cash awards may be granted under the Plan. In general, options vest over a period of five years and expire ten years from the date of grant.

     Stock option transactions during 1995 and 1996 were as follows:

                                                                  SHARES     PRICE PER SHARE
                                                                  -------    ---------------
        Outstanding at December 31, 1994.......................         0     $           0
          Granted..............................................   150,000              1.00
          Canceled.............................................         0                 0
                                                                  -------        ----------
        Outstanding at December 31, 1995.......................   150,000              1.00
          Granted..............................................    25,000              3.50
          Canceled.............................................         0                 0
                                                                  -------        ----------
        Outstanding at June 30, 1996...........................   175,000     $ 1.00 - 3.50
                                                                  =======        ==========

(9) INCOME TAXES -- UNAUDITED PROFORMA DATA

     The Company was an S Corporation through March 3, 1996. Accordingly, losses incurred through March 3, 1996 have been recognized by the Company's sole stockholder.

     The unaudited proforma data in the accompanying consolidated financial statements accounts for income taxes as if the Company had been subject to federal and state income taxes at regular marginal corporate tax rates. The Company generated net losses for both financial reporting and income tax purposes.

     From March 4, 1996 through June 30, 1996 the Company generated a net operating loss of approximately $200,000 which, if not used, will expire in 2011. Future changes in the ownership of the Company may place limitations on the use of this net operating loss carryforward. The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty of realizing the related benefit.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

(10) SUPPLEMENTAL CASH FLOWS INFORMATION

                                                                         DECEMBER 31,    JUNE 30,
                                                                             1995          1996
                                                                         ------------    --------
Cash paid for interest................................................      $9,067       $      0
                                                                            ======       ========
Non cash investing and financing activities:
Equipment purchased under capital lease obligation....................      $    0       $302,205
                                                                            ======       ========
Real estate exchanged to retire debt..................................      $    0       $781,023
                                                                            ======       ========
Construction purchased with accounts payable..........................      $    0       $834,520
                                                                            ======       ========

(11) COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES -- The Company has entered into various operating leases as follows:

     LEASES WITH S&D LAND HOLDINGS, INC. -- The Company leases the real estate for certain of its current or proposed Units from S&D Land Holdings, Inc., a company wholly owned by the Company's sole stockholder. Each lease generally has a ten-year term with two five-year options to extend and requires the payment of base rent plus the payment of real estate taxes and operating expenses as follows:

          Linden Hills Unit -- Base rent of $48,800 per year payable monthly, adjusted annually for inflation. Expires in 2005 with two five-year extensions available.

          Roseville Unit -- Base rent of $82,200 per year payable monthly, adjusted annually for inflation. Expires in 2002 with one five-year extension available.

          Proposed St. Paul, Minnesota Unit -- Base rent of $44,900 per year payable monthly, adjusted annually for inflation. Expires in 2005 with two five-year extensions available.

          Proposed Minnetonka, Minnesota Unit -- Base rent of $124,129 per year payable monthly, adjusted annually for inflation. Expires in 2005 with two five-year extensions available.

     CORPORATE OFFICE -- The Company has a lease for its corporate office space that expires in 1998. Base rent is $3,951 per month. The Company also is required to pay its pro rata share of real estate taxes and operating expenses.

     PROPOSED MINNEAPOLIS, MINNESOTA UNIT -- The Company leases space for its proposed Minneapolis, Minnesota Unit under a lease that expires in 2011, but may be terminated at the Company's election after the first five years. The lease requires initial base rent of $159,516 per year payable monthly, plus a percentage rent of 5% of annual gross sales in excess of $3,190,320, payable annually. The Company has the right to extend the term for two five-year periods. The Company may receive approximately 18 months of base rent credit and certain other incentives if it completes its improvements and opens for business on or before October 1, 1996. In addition to the base and percentage rents, the lease requires the Company to pay real estate taxes and operating expenses.

                 FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARY

     Future minimum rental payments (excluding percentage rents) for the operating leases described above are as follows for the years ending December 31:

        1996..............................................................   $  395,591
        1997..............................................................      506,957
        1998..............................................................      491,153
        1999..............................................................      459,545
        2000..............................................................      459,545
        Thereafter........................................................    1,367,553
                                                                             ----------
        Total.............................................................   $3,680,344
                                                                             ==========

     EMPLOYMENT AGREEMENTS -- The Company has employment agreements with three of its officers. The agreements require minimum annual compensation of $100,000 to $125,000 and have terms of two to three years. All of the contracts require at least six month severance payments with resulting two year non-competes with one of the contracts requiring up to twelve months severance.


(12) SUBSEQUENT EVENTS (UNAUDITED)


     PRIVATE PLACEMENT OF COMMON STOCK -- In July 1996, the Company sold 1,356,250 shares of its common stock in a private placement for $3.50 per share, and received net proceeds of approximately $4,200,000. The Company has used and plans to use the net proceeds from this private placement of common stock to complete the development of its Units and for working capital.


     STOCK OPTIONS -- Subsequent to June 30, 1996, the Company granted options to acquire 167,500 shares of common stock at exercise prices ranging from $3.50 to $4.33 per share and cancelled 4,500 options to acquire shares of common stock at $3.50 per share.

[Narrative description of photographs that appear on the inside back cover page of prospectus]


Picture #1 -- A photograph of the interior of the Company's Linden Hills Unit, with several oilcloth-covered tables in the foreground and the counter where customers place their meal orders in the background. The order counter features a tin roof, brightly painted timbers and signs highlighting various menu items, shelves containing bottles of Famous Dave's BBQ Sauce and items of rustic Americana, and self-serve beverage fountains. Caption: "'May you always be surrounded by good friends and great barbeque.'(SM) -- Famous Dave."

Picture #2 -- One of the restaurant's cooks holds a large platter of barbecued ribs while standing behind a large table laden with platters of food served at the Company's restaurants. Caption: "BBQ platters, sandwiches, and desserts."

Picture #3 -- A photograph of diners seated around a table, on which is displayed the Company's "garbage can lid" entree. Caption: "St. Louis style ribs are a specialty."

Picture #4 -- A photograph of diners seated around a table in the process of eating their meal. Caption: "Plenty of sauce, napkins, and friends."

Picture #5 -- Two of the Company's employees are shown bringing seated diners their meals. Caption: "Down-home friendly service."

Picture #6 -- Two diners seated at a table are shown having a conversation with a restaurant employee. Caption: "Like a good ol' backyard barbeque."

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          -----
Prospectus Summary.....................       3
Risk Factors...........................       6
Use of Proceeds........................      11
Dilution...............................      12
Dividend Policy........................      12
Capitalization.........................      13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      14
Business...............................      17
Management.............................      23
Certain Transactions...................      25
Principal Shareholders.................      25
Description of Securities..............      27
Underwriting...........................      30
Legal Matters..........................      31
Experts................................      31
Additional Information.................      31
Index to Consolidated Financial
  Statements...........................     F-1


                          ----------------------------

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                 FAMOUS DAVE'S

                                OF AMERICA, INC.

                               FAMOUS DAVE'S LOGO

                                2,300,000 UNITS



                         CONSISTING OF 2,300,000 SHARES


                         OF COMMON STOCK AND 2,300,000

                          REDEEMABLE CLASS A WARRANTS
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                           RJ STEICHEN & COMPANY LOGO
                                           , 1996

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

     The Underwriting Agreement contains provisions under which the small business issuer on the one hand, and the Underwriter, on the other hand, have agreed to indemnify each other (including officers and directors of the small business issuer and the Underwriter and any person who may be deemed to control the small business issuer or the Underwriter) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the Units registered hereby, other than underwriting discounts and fees, are set forth in the following table:


        SEC registration fee...............................................   $ 13,681
        NASD filing fee....................................................      6,000
        Nasdaq listing fee.................................................      8,500
        Legal fees and expenses............................................     80,000
        Accounting fees and expenses.......................................     40,000
        Blue Sky fees and expenses.........................................     20,000
        Transfer agent fees and expenses...................................      1,000
        Printing and engraving expenses....................................     40,000
        Miscellaneous......................................................     10,819
                                                                              --------
          Total............................................................   $220,000
                                                                              ========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


     In connection with the formation of the Company in March, 1994, the Company issued 2,000,000 shares of Common Stock to David W. Anderson, Chairman and Chief Executive Officer, for an aggregate of $1,000,000. The Company believes that such sale of securities was exempt from registration pursuant to Section 4(2) of the Securities Act as an isolated sale to an "Accredited Investor" as defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). In connection with additional capitalization of the Company on July 29, 1996, the Company sold and issued an aggregate of 1,356,250 shares of Common Stock to certain "Accredited Investors" for a total aggregate consideration of $4,746,875. R.J. Steichen & Co., Inc., the Underwriter, was involved in such offering and received Agent's commissions totaling $427,219 pursuant to such offering. The Company believes that each and every such sale and issuance of such securities was made to an "Accredited Investor" on the basis of representations made in writing to the Company by each purchaser prior to such sale and thus was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.


ITEM 27. EXHIBITS.


EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------    ---------------------------------------------------------------------------------
    1.1        Form of Underwriting Agreement*
    1.2        Form of Underwriter's Warrant*
    3.1        Articles of Incorporation*
    3.2        By-laws*
    3.3        Amendment to Articles of Incorporation dated May 31, 1996 increasing the number of authorized shares**
    4          Form of Warrant Agreement**
    5          Opinion of Maslon Edelman Borman & Brand, a Professional Limited Liability
               Partnership*
   10.1        Lease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of
               Minneapolis, Inc. as of January 1, 1996 (Linden Hills)*
   10.2        Lease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of
               Minneapolis, Inc. as of January 1, 1996 (Highland Park)*
   10.3        Lease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of
               Minneapolis, Inc. as of January 15, 1996 (Minnetonka)*
   10.4        Sublease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of
               Minneapolis, Inc. as of January 1, 1996 (Roseville)*
   10.5        Lease Agreement by and between Calhoun Square Associates Limited Partnership and
               Lake & Hennepin BBQ and Blues, Inc. dated January 4, 1996, as amended on March
               26, 1996 and as further amended on July 15, 1996 (Calhoun Square)**
   10.6        Assignment and Assumption of Lease Agreement by and between Innovative Gaming,
               Inc., Carlson Real Estate Company, and Famous Dave's of America, Inc. as of May
               13, 1996 and Side Agreement dated May 16, 1996 between Innovative Gaming, Inc.
               and Famous Dave's of America, Inc. (corporate headquarters)*
   10.7        Company's 1995 Stock Option and Compensation Plan*
   10.8        Employment Agreement between the Company and David W. Anderson dated as of March
               4, 1996*
   10.9        Employment Agreement between the Company and William L. Timm dated as of March 4,
               1996*
   10.10       Employment Agreement between the Company and Mark A. Payne dated as of August 12,
               1996*
   10.11       Trademark License Agreement between Famous Dave's of America, Inc. and Grand
               Pines Resorts, Inc.*
   10.12       Management Agreement dated January 1, 1996 between Famous Dave's Enterprises,
               Inc. and Famous Dave's of Minneapolis, Inc.*
   10.13       Amendment dated August 12, 1996 to the Company's 1995 Stock Option and
               Compensation Plan**
   24.1        Consent of Maslon Edelman Borman & Brand, a Professional Limited Liability
               Partnership (included in Exhibit 5)**
   24.2        Consent of Lund Koehler Cox & Company, PLLP**
   25          Powers of Attorney*
   27.1        Financial Data Schedule**


-------------------------

 * Previously filed.



** Filed herewith.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The small business issuer hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on October 1, 1996.


                                          FAMOUS DAVE'S OF AMERICA, INC.

                                          By        /s/ DAVID W. ANDERSON

                                            ------------------------------------
                                                       David W. Anderson
                                                   Chairman of the Board and
                                                    Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



             SIGNATURE                               TITLE                          DATE
-----------------------------------   ------------------------------------   -------------------
       /s/ DAVID W. ANDERSON          Chairman of the Board and                October 1, 1996
-----------------------------------   Chief Executive Officer
           David W. Anderson
        /s/ WILLIAM L. TIMM           President                                October 1, 1996
-----------------------------------
            William L. Timm
         /s/ MARK A. PAYNE            Vice President, Finance,                 October 1, 1996
-----------------------------------   Chief Financial Officer, Secretary
             Mark A. Payne            and Treasurer
       /s/ THOMAS J. BROSIG           Director                                 October 1, 1996
-----------------------------------
           Thomas J. Brosig
       /s/ MARTIN J. O'DOWD           Director                                 October 1, 1996
-----------------------------------
           Martin J. O'Dowd

                               INDEX TO EXHIBITS


                                                                                            PAGE
EXHIBIT NO.                             DESCRIPTION OF EXHIBIT                             NUMBER
-----------    -------------------------------------------------------------------------   ------
    1.1        Form of Underwriting Agreement*
    1.2        Form of Underwriter's Warrant*
    3.1        Articles of Incorporation*
    3.2        By-laws*
    3.3        Amendment to Articles of Incorporation dated May 31, 1996 increasing the number of authorized shares**
    4          Form of Warrant Agreement**
    5          Opinion of Maslon Edelman Borman & Brand, a Professional Limited
               Liability Partnership**
   10.1        Lease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of Minneapolis, Inc. as of January 1, 1996 (Linden Hills)*
   10.2        Lease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of Minneapolis, Inc. as of January 1, 1996 (Highland Park)*
   10.3        Lease Agreement by and between S&D Land Holdings, Inc., and Famous Dave's of Minneapolis, Inc. as of January 15, 1996 (Minnetonka)*
   10.4        Sublease Agreement by and between S&D Land Holdings, Inc., and Famous
               Dave's of Minneapolis, Inc. as of January 1, 1996 (Roseville)*
   10.5        Lease Agreement by and between Calhoun Square Associates Limited
               Partnership and Lake & Hennepin BBQ and Blues, Inc. dated January 4,
               1996, as amended on March 26, 1996 and as further amended on July 15,
               1996 (Calhoun Square)**
   10.6        Assignment and Assumption of Lease Agreement by and between Innovative
               Gaming, Inc., Carlson Real Estate Company, and Famous Dave's of America,
               Inc. as of May 13, 1996 and Side Agreement dated May 16, 1996 between
               Innovative Gaming, Inc. and Famous Dave's of America, Inc. (corporate headquarters)*
   10.7        Company's 1995 Stock Option and Compensation Plan*
   10.8        Employment Agreement between the Company and David W. Anderson dated as of March 4, 1996*
   10.9        Employment Agreement between the Company and William L. Timm dated as of
               March 4, 1996*
   10.10       Employment Agreement between the Company and Mark A. Payne dated as of
               August 12, 1996*
   10.11       Trademark License Agreement between Famous Dave's of America, Inc. and
               Grand Pines Resorts, Inc.*
   10.12       Management Agreement dated January 1, 1996 between Famous Dave's
               Enterprises, Inc. and Famous Dave's of Minneapolis, Inc.*
   10.13       Amendment dated August 12, 1996 to the Company's 1995 Stock Option and
               Compensation Plan**
   24.1        Consent of Maslon Edelman Borman & Brand, a Professional Limited
               Liability Partnership (included in Exhibit 5)**
   24.2        Consent of Lund Koehler Cox & Company, PLLP**
   25          Powers of Attorney*
   27.1        Financial Data Schedule**


-------------------------

 * Previously filed.



** Filed herewith.